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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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TRC Companies, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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 NOTICE OF SPECIAL SHAREHOLDERS' MEETING TO BE HELD JULY 20, 2009

To Our Shareholders:

A Special Meeting of Shareholders of TRC Companies, Inc. will be held Monday, July 20, 2009 at 10:00 a.m., at the Company's offices at Wannalancit Mills, 650 Suffolk Street, Lowell, Massachusetts 01854, to consider and take action on the following items:

  1.
  To approve an amendment to our Restated Certificate of Incorporation to increase by 10,000,000 shares the number of authorized shares of Common Stock from 30,000,000 to 40,000,000;

  2.
  To approve the issuance of shares of our Common Stock upon conversion of the Series A Convertible Preferred Stock we issued pursuant to the Series A Preferred Stock Purchase Agreement dated June 1, 2009 in accordance with the Rules of the New York Stock Exchange;

  3.
  To approve amendments to our 2007 Equity Incentive Plan;

  4.
  To transact such other business as may properly come before the meeting or any adjournments thereof.

Shareholders of record at the close of business on June 19, 2009 will be entitled to vote at the meeting.

Shareholders who do not expect to attend the meeting and wish their shares voted pursuant to the accompanying proxy are requested to sign and date the proxy and return it as soon as possible in the enclosed reply envelope.

By Order of the Board of Directors

Martin H. Dodd
Senior Vice President, General Counsel and Secretary

Dated at Windsor, Connecticut
June 24, 2009

TRC Companies, Inc.
21 Griffin Road North    Windsor, Connecticut 06095
Telephone 860-298-9692    Fax 860-298-6399

 PROXY STATEMENT

GENERAL INFORMATION

        This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of TRC Companies, Inc. (the "Company") from the holders of our Common Stock and Series A Convertible Preferred Stock for the Special Shareholders' Meeting (the "Meeting") to be held July 20, 2009, and any adjournments thereof. The giving of a proxy does not affect your right to vote should you attend the Meeting in person, and the proxy may be revoked at any time before it is voted by voting in person at the Meeting or by giving our Secretary a signed instrument revoking the proxy or a signed proxy dated as of a later date. Each properly executed proxy not revoked will be voted in accordance with instructions therein. If no instructions are specified in the proxy, it is the intention of the persons named in the accompanying proxy to vote FOR Proposals 1 through 3 as set forth in the Notice of Special Shareholders' Meeting and this Proxy Statement.

        With respect to all matters expected to be presented for a vote of shareholders, the presence, in person or by duly executed proxies, of the holders of a majority of our capital stock issued and outstanding and entitled to vote at the Meeting is necessary to constitute a quorum in order to transact business. Proposal 1 to amend our Restated Certificate of Incorporation to increase the number of authorized shares of our common stock requires the affirmative vote of (1) a majority of the shares of our Common Stock outstanding and Series A Convertible Preferred Stock (the "Series A Preferred") outstanding (voting on an as-if-converted basis and subject to the limitations set forth below), voting together as a single class and (2) a majority of the Series A Preferred outstanding. Under the rules of the New York Stock Exchange (the "NYSE"), each of Proposals 2 and 3 requires the affirmative vote of a majority of votes cast by the holders of our Common Stock and Series A Preferred (voting on an as-if-converted basis and subject to the limitations set forth below), voting together as a single class, provided that the total votes cast for each such proposal represent more than 50% of the shares entitled to vote on such Proposal. For purposes of each Proposal, each holder of Series A Preferred shall be entitled to vote only such number of Series A Preferred shares that, on an as-converted basis, are not in excess of the individual percentage limitations provided for in Rules 312.03(b) and (c) of the NYSE Listed Company Manual.

        Abstentions will be counted as present in determining whether a quorum exists. Shares held by nominees that are present but not voted on a proposal because the nominees did not have discretionary voting power and were not instructed by the beneficial owner ("broker non-votes") will be counted as present in determining whether a quorum exists. Abstentions and broker non-votes will have the same effect as a vote against Proposal 1. With respect to each of Proposals 2 and 3, under NYSE rules, abstentions are considered to be votes cast and will have the same effect as a vote against these proposals, but because broker non-votes are not considered as votes cast, broker non-votes will not have an effect on approval. However, because NYSE rules also require that the total votes cast on each of Proposals 2 and 3 represent more than 50% of the shares entitled to vote on such proposal, if the total number of shares represented by broker non-votes and shares otherwise not voted on such proposal comprise 50% or more of the shares entitled to vote on such proposal, the proposals will not be approved.

        The record date for determining those shareholders entitled to vote at the Special Meeting was June 19, 2009. On that date, we had 19,351,365 shares of Common Stock and 7,209.302 shares of Series A Preferred outstanding and entitled to vote. Each share of Common Stock is entitled to one vote. Generally, shares of Series A Preferred vote on an as-if-converted basis together with the Common Stock and not as a separate class. However, for purposes of each Proposal, each holder of Series A Preferred shall be entitled to vote only such number of Series A Preferred shares that, on an as-converted basis, are not in excess of the individual percentage limitations provided for in Rules 312.03(b) and (c) of the NYSE Listed Company Manual. As noted above, the Series A Preferred has a separate class vote for Proposal 1.

        The mailing address of our principal executive office is 21 Griffin Road North, Windsor, CT 06095-1563, and the approximate date on which this Proxy Statement and the form of proxy are first being sent to shareholders is June 24, 2009.

PRINCIPAL SHAREHOLDERS

Common Stock

        The table below sets forth information as of June 1, 2009* with respect to all persons known to us to be the beneficial owner of more than 5% of our Common Stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Common Stock*
Peter R. Kellogg(1) c/o IAT Reinsurance Co. Ltd. 48 Wall Street New York, NY 10005	3,837,296	19.83
Heartland Advisors, Inc.(2) 789 North Water Street Milwaukee, WI 53202	2,646,200	13.67
Royce & Associates, LLC(3) 1414 Avenue of the Americas New York, NY 10019	2,411,844	12.46
The Clark Estates, Inc.(4) One Rockefeller Plaza, 31st Floor New York, NY 10020	1,988,031	10.27
Dimensional Fund Advisors, LP(5) 1299 Ocean Avenue Santa Monica, CA 90401	1,552,997	8.03

*
Based on 19,351,365 shares of Common Stock outstanding as of June 1, 2009.

(1)
Based on information set forth on a Form 13G filed with the Securities and Exchange Commission ("SEC") on February 17, 2009. Of these shares, 2,400,881 are held by IAT Reinsurance Co., Ltd. (of which Mr. Kellogg is the sole holder of voting stock). Does not include shares of Common Stock issuable upon conversion of the Preferred Stock pursuant to the Stock Purchase Agreement if Proposals 1 and 2 are approved.

(2)
Based solely on information set forth on a Form 13G filed with the SEC on February 11, 2009.

(3)
Based solely on information set forth on a Form 13G filed with the SEC on January 30, 2009.

(4)
Based solely on information set forth on a Form 13F filed with the SEC on February 11, 2009. Federal Partners, L.P., an investor that purchased Series A Convertible Preferred Stock, is an affiliate of The Clarke Estates. Does not include shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock if Proposals 1 and 2 are approved.

(5)
Based solely on information set forth on a Form 13G filed with the SEC on February 9, 2009.

Series A Preferred

        The table below sets forth information as of June 1, 2009 with respect to all persons known to us to be the beneficial owner of more than 5% of the Series A Preferred.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Series A Preferred*
Federal Partners, L.P.(1)	3,720.930	51.61
Bermuda Partners	930.233	12.90
Peter R. Kellogg	930.233	12.90
Edward Jepsen	697.674	9.68
IAT Reinsurance Company	465.116	6.45
Non-Marital Trust F/B/O Peter R. Kellogg U/W/O James C. Kellogg III	465.116	6.45

*
Based on 7,209.302 shares of Series A Preferred outstanding as of June 1, 2009.

(1)
Federal Partners, L.P. is an affiliate of the Clark Estates, Inc.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

Common Stock

        The following table sets forth as of June 1, 2009 the total number of shares of our Common Stock beneficially owned by each director and named executive officer and all directors and executive officers as a group, based upon information furnished by each director and executive officer.

	Amount and Nature of Beneficial Ownership(1)
Name of Individual or Group	Number of Shares	Percent of Class(2)
Christopher P. Vincze(3)	159,970	*
Sherwood L. Boehlert(4)	45,816	*
Friedrich K. M. Bohm(5)	97,603	*
F. Thomas Casey(6)	41,816	*
Stephen M. Duff(7)	70,336	*
Robert W. Harvey(8)	57,479	*
J. Jeffrey McNealey(9)	214,084	1.1
Martin H. Dodd(10)	51,785	*
Glenn E. Harkness(11)	135,444	*
Carl d. Paschetag, Jr.(12)	—	*
Michael C. Salmon(13)	155,750	*
Thomas W. Bennet, Jr.(14)	3,500	*
All directors and executive officers as a group (12) individuals	1,033,583	5.1

*
Less than 1%

(1)
The number of shares beneficially owned by each director, executive officer and stockholder is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after June 1, 2009 through the exercise of any stock option or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares.

(2)
Based on 19,351,365 shares of Common Stock outstanding as of June 1, 2009 plus 843,485 shares that may be acquired through the exercise of options on or before July 30, 2009.

(3)
Includes 135,200 shares that may be acquired through the exercise of options on or before July 30, 2009.

(4)
Includes 19,500 shares that may be acquired through the exercise of options on or before July 30, 2009.

(5)
Includes 44,000 shares that may be acquired through the exercise of options on or before July 30, 2009 as well as 27,287 shares held pursuant to the Director's Deferred Compensation Plan.

(6)
Includes 15,500 shares that may be acquired through the exercise of options on or before July 30, 2009.

(7)
Includes 34,000 shares that may be acquired through the exercise of options on or before July 30, 2009 as well as 9,620 shares held pursuant to the Director's Deferred Compensation Plan.

(8)
Includes 15,500 shares that may be acquired through the exercise of options on or before July 30, 2009 as well as 15,663 shares held pursuant to the Director's Deferred Compensation Plan.

(9)
Includes 107,500 shares that may be acquired through the exercise of options on or before July 30, 2009 as well as 21,408 shares held pursuant to the Director's Deferred Compensation Plan.

(10)
Includes 48,315 shares that may be acquired through the exercise of options on or before July 30, 2009.

(11)
Includes 100,103 shares that may be acquired through the exercise of options on or before July 30, 2009.

(12)
Mr. Paschetag left the Company in May 2008 and all options held by him have lapsed and reverted to the Company.

(13)
Includes 129,425 shares that may be acquired through the exercise of options on or before July 30, 2009.

(14)
Mr. Bennet joined the Company in June 2008. Includes 2,500 shares that may be acquired through the exercise of options on or before July 30, 2009.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Overview

        This Compensation Discussion and Analysis ("CD&A") outlines TRC's executive compensation philosophy, objectives and process. It explains the decision-making process used by our Compensation Committee (the "Committee"), the reasoning behind our executive compensation programs and actions the Committee takes related to the compensation of the executives listed in the Summary Compensation Table on Page 12 (our "Named Executive Officers").

        In fiscal 2008, we continued to focus on our business turnaround. The primary focus of management in fiscal 2008 has been to address the following goals and objectives:

  •
  Streamlining and reducing overhead expenses

  •
  Timely internal and external financial reporting

  •
  Developing a business planning and budgeting process

  •
  Improving working capital and reducing days sales outstanding

Compensation Philosophy

        Our executive compensation philosophy is based on the following principles:

  •
  Our compensation programs should fairly reward management for its contributions to attaining business objectives and maximizing shareholder value;

  •
  Pay should be competitive to allow us to attract and retain executive officers with skills critical to our long-term success; and

  •
  Pay should be based in significant part on performance to reward individual and team performance.

        In addition, the Committee considers the following factors when making individual compensation decisions:

  •
  Qualifications, experience and knowledge of the executive;

  •
  Performance of the executive;

  •
  The executive's current compensation level as compared to compensation levels of comparable executives in similar organizations; and

  •
  Financial performance of TRC.

        We compensate executives through a mix of base salary, annual incentives, long-term equity incentives, benefits and perquisites (i.e., "total compensation"). Currently, the Committee targets the combined value of these compensation components near the median of total compensation paid to executives in comparable organizations performing similar duties as the executive (i.e., "market median"). Recent changes in the executive management team as part of our turnaround efforts have resulted in the current compensation for target performance to be different from the market median for some executives. Over time, the Committee expects adjustments to the executives' compensation will take into account the relationship of their total compensation to the market median.

Compensation Administration

Role of the Committee

        The Committee is responsible for the review and approval of all aspects of our executive compensation program. The Committee is responsible for the following actions related to the Chief Executive Officer:

  •
  Review and approval of corporate incentive goals and objectives relevant to compensation;

  •
  Evaluation of individual performance results in light of these goals and objectives;

  •
  Evaluation of the competitiveness of the total compensation package; and

  •
  Approval of any changes to the total compensation package, including but not limited to salary, annual and long-term incentive award opportunities and payouts and retention programs.

        Further information regarding the Committee's responsibilities is set forth in the Committee's charter which is posted on our website at www.trcsolutions.com.

Role of the Chief Executive Officer

        Our CEO, Mr. Vincze, makes recommendations regarding the compensation of other executives. Within the framework of the compensation programs approved by the Committee, Mr. Vincze recommends salary adjustments, proposes incentive opportunities and performance measures used in the annual incentive plan and recommends equity grants for other executives. Mr. Vincze's recommendations are based upon an assessment of each executive's performance, performance of the executive's respective business or function, retention considerations, and market factors. The Committee reviews these recommendations before making their decision. Mr. Vincze does not participate directly in the Committee's deliberation of matters impacting his own compensation.

Compensation Consultants

        The Compensation Committee's charter grants the Committee the authority to retain experts in the field of executive compensation to assist the Committee in fulfilling its duties. The Compensation Committee consults with Pearl Meyer & Partners ("PM&P") to provide information and advice regarding competitive executive compensation levels and practices.

        In fiscal 2008, PM&P assisted the Committee with a number of issues, including the benchmarking of director compensation, advice regarding awards under the 2007 Equity Incentive Plan, and the preparation of our Compensation Disclosure and Analysis. PM&P does not provide any services to the Committee or the Company other than compensation consulting services. PM&P reports directly to the Chair of the Committee and may not consult directly with or provide services at the request of management without the approval of the Chair. The Committee meets with PM&P periodically in executive session without management present.

Tax Considerations

        The Internal Revenue Code contains a provision that limits the tax deductibility of certain compensation paid to our Named Executive Officers. This provision disallows the deductibility of certain compensation in excess of $1,000,000 per year unless it is considered performance-based compensation under the tax code. The compensation paid or granted to our Named Executive Officers for fiscal year 2008 is expected to be fully tax deductible to the Company. While we do not foresee any future compensation becoming non-deductible under Section 162(m), the Committee reserves the right to forgo any or all of the tax deduction if they believe it to be in the best long-term interests of our shareholders.

Accounting Considerations

        We account for our equity incentive grants under SFAS 123R and use the Black-Scholes option pricing formula for determining the "fair value" of our stock options. The fair market value of a restricted share is the closing price of the Company's common stock on the day of grant.

        We consider the accounting cost of long-term incentive awards when making a determination of what type of equity to grant, if any. In fiscal year 2008, the Committee decided that stock options and restricted stock grants were appropriate long-term incentives when both the value of the incentive to the executives and the accounting cost of options were considered. The Committee also reviewed the cost of annual incentive payments pursuant to the TRC Incentive Compensation Program and, to the extent any incentives were earned, reserved the right to pay a portion in the form of restricted stock.

Total Compensation

        The total compensation for our executives is comprised of base salaries, annual incentives, long-term equity incentives, benefits and perquisites.

        On a periodic basis, the Committee engages PM&P to perform a competitive assessment of base salary, annual incentives, and equity awards ("Compensation Review") for our Named Executive Officer positions. The most recent Compensation Review was conducted in fiscal 2007, and it was also used by the Committee in fiscal 2008 for purposes of compensation decisions. Information was collected from the following sources:

  •
  Public Companies—Data was collected from the SEC filings for public companies with comparable revenues and service offerings. Fifteen companies were included in the peer group:

Companies Included In Peer Group
Clean Harbors, Inc.	InfraSource Services, Inc.	Synagro Technologies, Inc.
CRA International, Inc.	Layne Christensen Co.	Team, Inc.
Ecology and Environment, Inc.	Michael Baker Corp.	TetraTech, Inc.
Exponent, Inc.	Navigant Consulting, Inc.	Versar, Inc.
ENGlobal Corp.	Stantec, Inc.	VSE Corp.
  •
  Published Surveys—In compiling survey data, PM&P reviewed published and private survey data from nationally recognized sources. The analysis matched executive positions by responsibilities, and PM&P limited the survey scopes to those most closely matched to the Company's business and revenue size.

Elements of Compensation

        Our executive compensation programs are intended to represent a reasonable balance between fixed compensation, which the executives earn for doing their jobs, and variable compensation which is at risk and may never be earned. We consider base salaries fixed compensation. The TRC Incentive Compensation Program is considered variable compensation and, in fact, no compensation was earned in fiscal 2008 under that plan. Our long-term incentive awards contain elements of both guaranteed and variable compensation. In fiscal 2008, we granted restricted stock which vests over time and fluctuates in value based on our stock price, as well as stock options which, while vesting over time, only have value if our stock price increases.

        We target levels of compensation at the market median. The mix of compensation is intended to provide a median level of compensation at target performance. The Committee determines the balance between fixed and variable compensation for each executive based on the responsibilities of the position and its impact on Company performance. Executives with greater responsibilities generally have a larger percentage of their total compensation at risk.

        We consider the executive's performance when making base salary adjustments. Incentive opportunities are established at threshold, target and maximum performance levels based on market data, the executives' responsibilities and the executives' contributions to the Company. However, once we set these levels, actual incentive plan payouts do not influence the Committee's decision with respect to other elements of compensation, including salary adjustments, incentive opportunities in future years or equity grants.

Base Salaries

        Base salaries earned by our executives are designed to provide a reasonable level of compensation relative to each executive's duties and responsibilities. Pursuant to our compensation philosophy, we set our executives' salaries considering their skills, expertise, responsibilities and the salaries of comparable positions in similar organizations. The Committee considers these factors as well as the pay relationship between the executives to ensure that pay is reasonable from both an internal and external perspective. Base salaries of our executives differ from one another due to these factors. For example, our CEO's responsibilities are greater than that of our other executives; therefore, his base salary is higher than theirs.

        The Committee reviews salaries annually for possible adjustment. Effective July 1, 2007, Mr. Vincze received a base salary increase from $400,005 to $465,000 per year. The adjustment was made in connection with an amendment to Mr. Vincze's employment agreement to bring Mr. Vincze's base salary to a level consistent with the market median as well as to make him whole for the elimination of his private club membership perquisite. The other Named Executive Officers received no salary increase. The Compensation Review indicated that those executive' salaries were competitive with the market median.

Annual Incentive Plan

        In fiscal 2008, the Company adopted the TRC Incentive Compensation program as a key element of its integration strategy and as a means to establish a uniform alignment of interests across the Company. With limited exceptions related to two business groups which have retained their own bonus programs, all employees of the Company, including the Named Executive Officers, participate in the TRC Incentive Compensation Program.

        Under that Program, awards to the Named Executive Officers are determined by Company performance. Consistent with our focus on rewarding performance that enhances shareholder value, the Committee determined that earnings before interest, taxes, depreciation, and amortization "EBITDA" was the appropriate measure for fiscal year 2008 since it provided a reasonable measure of the Company's profitability and cash flow. The Committee approved a target EBITDA level of $16.5 million for fiscal 2008. The TRC Incentive Compensation Program also provided a performance ramp which would adjust bonus payments in the event EBITDA performance fell below or exceeded the target. The Named Executive Officers would be entitled to receive 15% of base salary if EBITDA was $13.2 million, 30% of base salary if EBITDA was $16.5 million, and 50% of base salary if EBITDA was $18.2 million or greater. If the Company achieved EBITDA performance of $13.2 million or greater, participants would have received a payout based on Company performance and the executive's accomplishment of his or her individual objectives. Bonuses would be pro-rated on a straight-line basis between the threshold and maximum levels, and no bonus would be paid if annual EBITDA was below $13.2 million.

        The Committee set the target opportunity based on the Company's business plan. The opportunity at threshold was based on the EBITDA covenant in the Company's Credit Agreement. The maximum incentive was designed to reward management for exceptional performance. The Committee assessed the marginal financial impact of performance above target levels when establishing the incentive opportunities between target and maximum. The Committee reserved the right to allocate incentive payments to the Named Executive Officers between cash and restricted stock. In fiscal year 2008, the minimum EBITDA goal was not achieved and no payments were made to the Named Executive Officers.

        The following table presents the EBITDA performance goals for fiscal 2008 at threshold, target, and maximum performance levels:

2008 EBITDA PERFORMANCE GOALS

THRESHOLD	TARGET	MAXIMUM
$13.2 million	$16.5 million	$18.2 million or more

        Individual performance measures were consistent with our near-term goals and objectives. The Named Executive Officers were to have had 70% of their incentive opportunity based on achieving EBITDA objectives and 30% based on achieving individual objectives. Non-financial objectives used in determining individual performance measures included building the senior management team, systems integration and improving internal controls. Individual financial performance measures were based on improving working capital, improving our cost structure, organic revenue growth, and reduction in days sales outstanding. 2008 individual objectives for the CEO including the implementation of a cost reduction plan, increasing backlog by 5%, increasing Net Service Revenue by 5%, and making substantial progress on improvement in internal controls.

        While no awards were payable to the Named Executive Officers for fiscal 2008, TRC Incentive Compensation Program awards have been earned and will be payable to a number of other employees. Awards to those employees, while including as a determinant overall Company performance such as EBITDA and Days Sales Outstanding, are determined on performance factors closely aligned with the performance of the practice to which those employees are assigned. The Company anticipates paying approximately $8.2 million in bonuses to other employees related to fiscal 2008.

Long-Term Incentive Awards

        The purpose of long-term equity based incentive awards is to align our executives with the long-term interests of shareholders. The Committee uses equity-based incentives to balance the short-term nature of the annual incentive plan with awards which earn their value based on stock price appreciation. These awards are typically granted to the executives on an annual basis. Equity grants are awarded by the Committee. The Company does not seek to time equity grants to take advantage of information about the Company. Option grants are effective on the date the awards are determined by the Committee, and the exercise price of options is the closing price of the Company's common stock on the New York Stock Exchange on the date of grant.

        The Company has two equity incentive plans—the Restated Stock Option Plan and the 2007 Equity Incentive Plan, which was approved at the May 10, 2007 shareholders' meeting.

        In fiscal 2008, the Committee determined a dollar value for long-term incentive awards based on the Compensation Review, Company dilution, and the executive's role in helping TRC achieve long-term business success. The dollar value of each Named Executive Officer was then allocated 50% to stock options and 50% to restricted stock.

        The number of options was determined using a Black-Scholes valuation on the date of grant, and the number of shares of restricted stock was based on the closing price of TRC common stock on the New York Stock Exchange on the date of grant. Both the options and restricted stock vest in equal one-forth increments on the first, second, third, and fourth anniversaries of grant. Awards are shown in the Summary Compensation Table on page 12.

        The Committee believed that the combination of stock options and restricted stock provided the Named Executive Officers with an appropriate long-term incentive award that balances the goals of shareholder return with executive share ownership and retention. The executives would be incentivized to produce, and rewarded by, share price appreciation, thereby aligning their interests with the long-term interests of TRC's shareholders.

        In addition to the grant as determined through the market median analysis, Mr. Vincze received a grant of an additional 20,000 shares of restricted stock pursuant to the terms of his Employment Agreement. This award vests one-third on the date of grant, and one-third each on the first and second anniversaries of grant. In addition, of Mr. Vincze's 2008 grant, the Committee allocated 29,737 shares of restricted stock and options to purchase 64,220 shares of common stock to a special award. The purpose of the special award was to reward Mr. Vincze for accomplishments to date and to provide him with equity participation commensurate with his position in the Company.

Benefits

        Named Executive Officers are eligible to receive standard benefits such as medical, dental, disability and life insurance, and participation in our 401(k) plan. These benefits are provided on the same basis and at the same cost as for all other full-time salaried employees.

Perquisites

        We offer the Named Executive Officers limited perquisites that are designed to enhance business productivity and keep us competitive within the market. During fiscal year 2008, Messrs. Vincze, Paschetag, Harkness, Bennet and Dodd received a monthly car allowance. Mr. Salmon was provided use of a Company leased automobile. The monthly allowance was $700 for Messrs. Vincze, Bennet, and Paschetag and $650 for Messrs. Harkness and Dodd. We also provided these executives with the use of a Company gas card which was discontinued in May 2008.

Employment Agreements

Christopher P. Vincze

        We entered into an employment agreement with Mr. Vincze on March 18, 2005 which was amended and restated on January 25, 2006 and on August 9, 2007 (the "Amended Agreement").

Amended Agreement

        The Initial Term of the Amended Agreement is from July 1, 2007 to July 1, 2010. If Mr. Vincze remains employed by the Company after the expiration of the Initial Term, it is anticipated that he will continue his employment at-will upon terms and conditions generally available to executive management. Mr. Vincze has the right to receive severance if he resigns for Good Reason (as defined in the Amended Agreement) or we terminate his employment without Cause (as defined in the Amended Agreement).

        The Amended Agreement adjusted Mr. Vincze's base salary from $400,000 to $465,000, effective July 1, 2007. He is eligible to receive annual bonuses and equity grants from the Company. Mr. Vincze has the right to participate in all present and future benefit programs generally made available to our executives and will receive an automobile allowance of no less than $700 per month.

        Under the Amended Agreement, Mr. Vincze was granted 20,000 restricted shares. The shares vest in equal one-third increments, one-third vest immediately and the remainder vest equally on the first and second anniversaries of grant. The restricted shares vest upon Mr. Vincze's death or disability, upon a Change of Control (as defined in the Amended Agreement), or upon termination of employment by Mr. Vincze for Good Reason or by the Company without Cause.

        If we terminate Mr. Vincze's employment for any reason other than death, disability, or Cause (as defined in the Agreement) or if Mr. Vincze terminates employment for Good Reason, we will pay Mr. Vincze a lump sum payment equal to the greater of (i) the annual base salary for the remainder of the Initial Term or (ii) two times annual base salary. In addition, we will pay Mr. Vincze his accrued base salary, accrued but unused vacation, and pro-rated bonus (if any) through the date of such termination. During the period for which severance is paid, we will also pay for all of the benefits Mr. Vincze is entitled to under the Agreement. If continued coverage cannot be provided to Mr. Vincze (or in the case of his automobile allowance, at Mr. Vincze's election), a lump sum payment equal to the cost of such coverage will be made six months after termination.

        If Mr. Vincze dies, his beneficiaries or estate will receive from us an amount, if any, by which amounts paid under the applicable insurance policies, are less than Mr. Vincze's annual base salary under the Amended Agreement. In addition, Mr. Vincze, his beneficiaries or estate, as applicable, will receive a prorated portion of the bonuses described above and any accrued but unused vacation.

        If Mr. Vincze becomes Permanently Disabled, he will receive from us an amount, if any, by which amounts paid under the disability policy are less than the greater of i) the annual base salary for the remainder of the Initial Term or (ii) two times annual base salary. In addition, Mr. Vincze will receive a prorated portion of the bonuses described above and any accrued but unused vacation.

        If Mr. Vincze is terminated for Cause (as defined in the Amended Agreement), we will pay Mr. Vincze his accrued base salary, accrued but unused vacation, all business expenses and his car allowance through the date of the termination.

        Under the Amended Employment Agreement, Mr. Vincze is prohibited from competing with the Company during a one-year period following any termination of employment.

Other Named Executive Officers

        In the event of a termination of employment in connection with a change-of-control, Messrs. Salmon, Harkness, and Dodd are entitled to receive a payment equal to one year's salary, and Mr. Bennet is entitled to a payment equal to six months' salary. Vesting of stock options for all Named Executive Officers accelerate in full upon a change-of-control as defined in the Company's plans, and restricted stock awards vest upon a non-cause termination or resignation for good reason within one year of a change-of-control.

        Terminations of Named Executive Officers other than one pursuant to a change-of-control are handled on a case-by-case basis with the Company's practice being to grant a reasonable severance benefit for non-cause terminations based on length of service and other considerations.

Summary of Compensation

        The narrative, table and footnotes below describe the total compensation paid for fiscal year 2008 to the "Named Executive Officers," who are Christopher P. Vincze (the Company's principal executive officer), Thomas W. Bennet, Jr. (the Company's principal financial officer), and the other three individuals who were serving as executive officers of the Company on June 30, 2008, the last day of the fiscal year. In addition, we are required to disclose the compensation of Carl d. Paschetag, Jr. who served in an executive officer role for a portion of fiscal year 2008 and would have otherwise been included in the tabular disclosure. Mr. Bennet joined the Company at the beginning of June 2008, and, hence, only compensation for one month is shown. The components of the total compensation reported in the Fiscal 2008 Summary Compensation Table are described below.

 SUMMARY COMPENSATION TABLE

Name	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	All Other	Total
Christopher P. Vincze	2008	465,000	0	233,026	179,985	23,605	901,616
Chairman and Chief Executive	2007	400,005	37,500	0	196,986	23,252	657,743
Officer
Michael C. Salmon	2008	309,402	0	19,776	46,528	26,731	402,437
President	2007	309,402	75,000	0	47,983	15,185	447,570
Glenn E. Harkness	2008	290,253	0	14,888	57,173	26,738	389,052
Senior Vice President	2007	290,253	25,000	0	49,687	28,230	393,170
Carl d. Paschetag, Jr.(2)	2008	233,123	0	13,229	68,569	65,011	379,932
Senior Vice President and Chief	2007	257,923	25,000	0	50,846	19,160	352,929
Financial Officer
Martin H. Dodd	2008	242,448	0	7,501	50,299	41,617	341,865
Senior Vice President and	2007	242,448	15,000	0	41,355	34,222	333,025
General Counsel
Thomas W. Bennet, Jr.(3)	2008	19,230	0	0	350	700	20,280
Senior Vice President and Chief
Financial Officer

(1)
These columns represent the dollar amount recognized for financial reporting purposes with respect to the fiscal year in accordance with SFAS 123(R) and include additional vesting of awards granted in prior periods. See Notes 2 and 15 to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2008. Option amounts reflected relate to options with exercise prices ranging from $5.09 to $13.82 per share.

(2)
Mr. Paschetag left the Company in May 2008. Options and stock awards have lapsed and reverted to the Company.

(3)
Mr. Bennet joined the Company in June 2008. Annualized salary is $250,000.

        Amounts under All Other Compensation are comprised of the following:

OTHER COMPENSATION

Name	401(k) Employer Match ($)	Insurance Premiums ($)	Vacation Payout ($)(1)	Automobile ($)(2)	Taxable Fringe ($)(3)	Severance ($)(4)	Total ($)
Christopher P. Vincze	3,219	11,986	0	8,400	0	0	23,605
Michael C. Salmon	7,735	11,734	0	0	7,262	0	26,731
Glenn E. Harkness	7,000	10,319	0	7,800	1,619	0	26,738
Carl d. Paschetag, Jr.	4,650	9,098	17,625	7,700	1,138	24,800	65,011
Thomas W. Bennet, Jr.	0	0	0	700	0	0	700
Martin H. Dodd	6,238	9,084	16,450	7,800	2,045	0	41,617

(1)
In accordance with a Company policy applicable to all full-time employees, Executive Officers receive an annual payment of unused vacation if more than six weeks have been accrued.

(2)
During fiscal year 2008, Messrs. Vincze, Harkness, Paschetag, Bennet, and Dodd received a monthly car allowance. Mr. Salmon was provided use of a Company leased vehicle.

(3)
Principally related to gasoline and, in Mr. Salmon's case, use of a Company provided vehicle.

(4)
Commencing May 23, 2008, the Company agreed to pay Mr. Paschetag a six-month severance benefit payable in accordance with the Company's normal payroll cycle.

Grants of Plan Based Awards

        The following table presents non-equity and equity awards granted to the Named Executive Officers in fiscal year 2008 as well as the opportunities for each Executive Officer under the TRC Incentive Compensation Program. The Company did not meet threshold EBITDA performance in fiscal 2008, and no payments were made to the Named Executive Officers under the TRC Incentive Compensation Program. Hence, none of the Estimated Possible Payouts were made.

GRANTS OF PLAN BASED AWARDS

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards Number of Shares of Stock (#)	All Other Awards Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)
											Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Christopher P. Vincze	7/31/07	69,750	139,500	232,500				65,750	98,800	10.93	1,180,181
Michael C. Salmon	7/26/07 12/07/07	46,410	92,820	154,701				8,700	18,850 5,000	11.47 7.90	192,195 16,268
Glenn E. Harkness	7/26/07 12/07/07	43,538	87,076	145,127				6,550	14,125 2,500	11.47 7.90	144,372 8,134
Carl d. Paschetag, Jr.	7/26/07 12/07/07	34,968	69,937	116,562				6,550	14,125 5,000	11.47 7.90	144,372 16,268
Martin H. Dodd	7/26/07 12/07/07	36,367	72,734	121,244				3,300	7,050 2,500	11.47 7.90	72,411 8,134
Thomas W. Bennet, Jr.	6/02/08								10,000	5.09	20,785

Outstanding Equity Awards at Fiscal Year-End

        The following table presents information regarding outstanding equity awards held by our Named Executive Officers at fiscal year end, June 30, 2008. Market value of stock awards is based on the closing price on June 30, 2008 of $4.02 per share.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Christopher P. Vincze	—	98,800	10.93	7/31/2014
	60,000	—	13.82	5/02/2015
	26,667	13,333	9.92	1/25/2016
	7,000	3,500	10.50	5/16/2016	59,084	237,518
Michael C. Salmon	10,500	—	2.75	10/22/2008
	18,000	—	4.17	10/21/2009
	8,000	—	7.25	6/16/2010
	18,000	—	8.79	8/15/2010
	18,750	—	21.19	9/19/2011
	2,000	—	11.92	11/22/2012
	13,000	—	18.62	11/07/2013
	—	18,850	11.47	7/26/2014
	—	5,000	7.90	12/07/2014
	13,000	—	16.03	2/22/2015
	10,000	5,000	9.92	1/25/2016
					8,700	34,974
Glenn E. Harkness	15,000	—	2.75	10/22/2008
	15,000	—	4.17	1/21/2009
	2,000	—	7.25	6/16/2010
	15,000	—	8.79	8/15/2010
	11,250	—	21.19	9/19/2011
	7,500	—	11.92	11/22/2012
	10,000	—	18.62	11/07/2013
	—	14,125	11.47	7/26/2014
	—	2,500	7.90	12/07/2014
	10,000	—	16.03	2/22/2015
	10,000	5,000	9.92	1/25/2016
	3,333	6,667	9.34	1/12/2017
					6,550	26,331
Martin H. Dodd	1,000	—	7.25	6/16/2010
	4,000	—	8.79	8/15/2010
	4,500	—	21.19	9/19/2011
	3,000	—	11.92	11/22/2012
	5,000	—	18.62	11/07/2013
	—	7,050	11.47	7/26/2014
	—	2,500	7.90	12/07/2014
	5,000	—	16.03	2/22/2015
	10,000	5,000	9.92	1/25/2016
	3,333	6,667	9.34	1/12/2017
					3,300	13,266
Thomas W. Bennet, Jr.(1)	—	10,000	5.09	6/02/2015

(1)
Mr. Bennet joined the Company in June 2008.

Post-Termination and Change of Control Payments

        The following presents potential payments upon termination of employment pursuant to different termination events. The tables indicates what payments theoretically would have been made if a termination occurred on June 30, 2008. The closing price of TRC common stock on June 30, 2008 of $4.02 was used to calculate any equity-based payments.

Christopher P. Vincze

        The following presents payments that would have been made to Mr. Vincze upon certain termination events.

Potential Payments Upon Certain Termination Events

Payment Type	Not for Cause Termination	Good Reason	Voluntary or for Cause(1)	Death(2)	Disability(2)	Change-of-Control
Severance	930,000	930,000	0	0	0	930,000
Prorated Bonus(3)	0	0	0	0	0	0
Benefit Continuation	36,800	36,800	0	36,800	36,800	36,800
Accrued Vacation(4)
Restricted Stock Vesting	53,598	53,598	0	0	0	237,513
Stock Option Vesting(5)	0	0	0	0	0	0
Total	1,020,398	1,020,398	0	36,800	36,800	1,204,313

(1)
While voluntary terminations are not specifically addressed in Mr. Vincze's employment contract, it is assumed that a resignation would be handled in the same manner as a for Cause termination.

(2)
Upon a termination by virtue of Mr. Vincze's death or disability, his estate would receive a payment equal to the difference between amounts received under applicable insurance benefits and one year's base salary.

(3)
In fiscal 2008, no payments were made under the TRC Incentive Compensation Program.

(4)
Amounts would depend on accrued vacation balance at time of termination.

(5)
Pursuant to Mr. Vincze's Employment Agreement, certain awards vest in their entirety upon identified terminations, and pursuant to the Company's award agreements, all equity awards vest upon either a change-of-control or upon a termination in connection with a change-of-control.

Other Named Executive Officers

        The following presents payments that would be made to our current Named Executive Officers other than Mr. Vincze for a termination following a change of control. Upon any other termination, Messrs. Salmon, Harkness, Dodd, and Bennet are technically entitled only to earned but unpaid compensation and accrued benefits such as base salary and vacation, although the Company's practice has been to grant a reasonable severance benefit based on length of service and other considerations.

Potential Payments Upon a Termination Following a Change-of-Control

Name	Severance	Acceleration of Equity Awards	Total
Michael C. Salmon	309,403	32,787	342,190
Glenn E. Harkness	290,253	24,677	314,930
Martin H. Dodd	242,448	12,436	254,884
Thomas W. Bennet, Jr.	125,000	0	125,000

Director Compensation

        Each non-employee director receives an annual retainer of $35,000 payable at each director's election in cash or in deferred common shares under the Directors' Deferred Compensation Plan. Directors may be granted stock options and restricted stock units from our equity incentive plans. The cash retainer and equity awards are prorated if a director is appointed to the Board during the fiscal year. Chairs of the Audit and Compensation Committees and The Lead Director receive an additional retainer of $15,000, $8,000 and $10,000, respectively. Directors who are also employees of the Company or any of the Company's subsidiaries do not receive remuneration for serving as directors.

        In fiscal 2008, PM&P prepared a review of director's compensation using proxy data for the Company's peer group as well as nationally recognized survey data. Based on the review, it was determined that the Company's directors' compensation program was below the market median; however, the Committee decided that compensation levels were adequate to attract and retain quality directors and that no changes to director's compensation were warranted at this time.

        In May of 2007, all directors then on the Board (except Mr. Boehlert) were granted options to purchase 10,000 shares of common stock. Because he joined the Board during fiscal 2007, Mr. Boehlert was granted options to purchase 7,500 shares. Those options had an exercise price of $9.89 per share and were valued at $3.40 per share under the Black-Scholes formula. Mr. Casey joined the Board in June of 2007, and Mr. Harvey joined in July of 2007. Accordingly, in July 2007, they were granted options to purchase 3,500 shares of common stock at an exercise price of $10.93 per share and a Black-Scholes valuation of $5.21 per share. All of the foregoing options vested in their entirety on February 21, 2008, the date of the Company's Shareholders' Meeting.

        Also, as of February 21, 2008, all directors were granted options to purchase 12,000 shares of common stock at an exercise price of $5.98 and a Black-Scholes value of $2.08 per share. These options have seven-year terms and will vest in their entirety as of November 13, 2008. The Board agreed to vest Mr. Large's options as of his retirement date in August 2008.

        The following table summarizes the compensation paid to each non-employee director for his Board and committee services during fiscal year 2008.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Sherwood L. Boehlert	35,000	30,581	65,581
Friedrich K. M. Bohm	35,000	57,797	92,797
F. Thomas Casey	41,923	30,199	72,122
Stephen M. Duff	35,000	60,359	95,359
Robert W. Harvey	35,000	30,199	65,199
Edward G. Jepsen(2)	33,333	56,458	89,791
Edward W. Large(3)	43,000	57,797	100,797
John M.F. MacDonald(2)	23,333	56,458	79,791
J. Jeffrey McNealey	45,000	71,801	116,801

(1)
Reflects expense taken by the Company in fiscal 2008 and not proceeds received by director.

(2)
Both Mr. Jepsen and Mr. MacDonald retired from the Board as of February 22, 2008.

(3)
Mr. Large retired from the Board in August 2008.

        The following table presents the stock option and restricted stock units held by our current non-employee directors at fiscal year end, June 30, 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Sherwood L. Boehlert	7,500	—	9.89	5/11/2014
	—	12,000	5.98	2/21/2015
Friedrich K. M. Bohm	10,000	—	9.89	5/11/2014
	—	12,000	5.98	2/21/2015
	10,000	—	16.03	2/22/2015
	8,000	4,000	9.92	1/25/2016
F. Thomas Casey	3,500	—	10.93	7/31/2014
	—	12,000	5.98	2/21/2015
Stephen M. Duff	10,000	—	9.89	5/11/2014
	—	12,000	5.98	2/21/2015
	8,000	4,000	11.07	2/28/2016
Robert W. Harvey	3,500	—	10.93	7/31/2014
	—	12,000	5.98	2/21/2015
Edward W. Large	8,000	—	7.25	6/16/2010
	10,500	—	8.79	8/15/2010
	9,000	—	21.19	9/19/2011
	7,500	—	11.92	11/22/2012
	10,000	—	18.62	11/7/2013
	10,000	—	16.03	2/22/2015
	8,000	4,000	9.92	1/25/2006
	10,000	—	9.89	5/11/2014
	—	12,000	5.98	2/21/2015
J. Jeffrey McNealey	10,500	—	2.75	10/22/2008
	10,500	—	4.17	10/21/2009
	8,000	—	7.25	6/16/2010
	10,500	—	8.79	8/15/2010
	9,000	—	21.19	9/19/2011
	7,500	—	11.92	11/22/2012
	10,000	—	18.62	11/7/2013
	10,000	—	9.89	5/11/2014
	—	12,000	5.98	2/21/2015
	10,000	—	16.03	2/22/2015
	13,334	6,666	9.92	1/25/2016

Compensation Committee Interlocks and Insider Participation

        Messrs. Bohm, Duff, Harvey, Large, and McNealey served as members of the Compensation Committee during the fiscal year ended June 30, 2008. All members of the Compensation Committee during the fiscal year ended June 30, 2008 were independent directors, and none of them were our employees or former employees. During the fiscal year ended June 30, 2008, none of our executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on our Compensation Committee or Board of Directors.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed with the Company's management the Compensation Discussion and Analysis included in this Proxy Statement. Based on that review and discussion, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee:
Friedrich K. M. Bohm, Chairman Stephen M. Duff Robert W. Harvey J. Jeffrey McNealey

BACKGROUND OF PROPOSALS 1 AND 2

Background of the Series A Preferred Transaction

        In the summer of 2008, our Board of Directors began considering various strategic options, and by early calendar 2009 the Board had determined that our capital structure was sub-optimal to allow the company to compete in the markets it serves. Following discussion and analysis, it was concluded that the best available option was to seek an infusion of cash through the sale of equity with the proceeds being used to fund key operational objectives, allow restructuring of our debt to increase flexibility and lower borrowing costs, and support tangible net worth and bonding in connection with certain types of projects, principally engineer, procure and construct contracts within our power delivery engineering business.

        Federal Partners, LP, offered to invest in a financing transaction. TRC director Stephen M. Duff serves as Chief Investment Officer of The Clark Estates, Inc., the parent company of Federal Partners, LP. Because the Board recognized that one or more of the Company's other major shareholders, would likely also participate in the financing, it appointed an independent Strategic Capitalization Committee comprised of directors F. Thomas Casey (Chair), J. Jeffrey McNealey, and Chairman of the Board and CEO Christopher P. Vincze.

        The Committee met on February 26, 2009 with members of management and its independent counsel. Management discussed the Company's cash needs and where proceeds might be applied for maximum strategic effect. In addition, the Committee discussed the overall scope of a potential financing transaction including preliminary pricing concepts and a fairness determination. On March 2, 2009, the Committee, members of management, and independent counsel met to review a draft term sheet which had been presented to the Committee by Federal Partners and met again on March 4, 2009 with the addition of representatives of the Committee's financial advisor to discuss the terms of a potential private placement of equity. Similar meetings followed throughout March, April and May, leading to a final transaction which the Committee recommended to the Board of Directors. Following substantial deliberation, the Board of Directors, with Mr. Duff recused and not voting, voted to approve the transaction.

Description of the Stock Purchase Agreement

        On June 1, 2009, we entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") with the investors named therein which was filed as an exhibit to a Current Report on Form 8-K filed with the SEC on June 1, 2009. In addition to Federal Partners, which invested $8 million in the transaction, Peter R. Kellogg and related entities invested $6 million and Edward G. Jepsen invested $1.5 million. Peter R. Kellogg is a long-term investor in the Company and is our largest shareholder.

Edward G. Jepsen has been a long-term investor and served on our Board of Directors from 1989 until 2008.

        Under the Stock Purchase Agreement, we agreed to sell an aggregate of 7,209.302 shares of a newly designated class of Convertible Preferred Stock. Eighteen months following the closing of the sale of the Preferred Stock, and subject to prior shareholder approval, each share of the Preferred Stock will automatically convert into 1,000 shares of common stock, subject to adjustment for splits and recapitalization, and subject to full ratchet anti-dilution protection. In the event of a liquidation or sale of the Company prior to conversion, holders of the Preferred Stock will be entitled to receive, in preference to holders of common stock or other preferred stock, the greater of (i) the original purchase price for the Preferred Stock plus an accretion factor of 15% per annum (non-compounding and pro-rated for any partial year); or (ii) the amount they would have received if the Preferred Stock had been converted to common stock immediately prior to the transaction.

        Sales of the stock issued in the transaction are restricted for 18 months following the closing, except in the case of and in connection with a liquidation or sale of the Company. The stock is subject to registration rights at any time following the expiration of the 18 month restricted period when we are eligible to register shares on Form S-3 provided that a minimum of $2,500,000 worth of shares shall be included in such registration and that the Company shall not be obligated to undertake more than two such registrations in any 12-month period. The purchasers in the transaction shall be entitled to name one director to the Company's Board of Directors. To the extent the Company declares dividends on its Common Stock, the holders of the Preferred Stock would receive dividends they would have received had the Preferred Stock been converted. In addition, in connection with the transaction, Federal Partners extended the term of its $5 million subordinated loan to the Company currently due to mature on July 19, 2009 until July 19, 2012 on its current terms.

Reasons for the Transaction

        Our Board concluded that pursuing an equity sale at this time would provide a number of strategic and economic advantages that would give the Company operational flexibility to capitalize on higher margin opportunities, reduce financial risk, improve customer and employee retention, and execute restructuring activities which would collectively translate into higher earnings capacity.

        Market Opportunities:    The Board concluded that the Company's capital structure was not optimally positioned, particularly in light of a variety of market risks, and that without an infusion of capital, operating performance and, hence, share price may lag industry norms. However, the capital infusion should position the Company to take advantage of current market opportunities and, thus, demonstrate enhanced share value. Specifically, the $15.5 million proceeds received in the transaction will be essential in providing the capital necessary to support our current business model, which includes a focus on increasing the Company's portfolio of large, fixed price projects within the Energy and Environmental sectors which generally yield higher margins. These contracts frequently require that we obtain bonds as a condition to the award of such contracts. Surety market conditions have recently become more difficult and, consequently, less overall bonding capacity is available in the market than in the past. Therefore, the increase to tangible net worth resulting from the equity sale was a necessary component to support our ability to acquire surety/bonding capacity. Without the equity infusion, we believe that our reduced level of net worth would likely in the short term, preclude, and in the long term, adversely impact, our ability to obtain bonding capacity and, in turn, our ability to compete for projects. Further, a decrease in the ability to replace existing large scale fixed price projects could reduce future revenues and earnings capacity of the Company.

        In addition to positioning the Company to pursue large fixed price projects, the equity proceeds also provide greater scale and financial resources to support our ability to capitalize on emerging market opportunities. In particular, the engineering and construction markets are highly competitive and require substantial resources and capital investments in equipment, technology and skilled personnel.

        Reduce Financial Risk:    The Board also concluded that it was important to enhance the stability of the Company's balance sheet from both an equity and a cash perspective during a time of economic uncertainty and disruption in the credit markets. We finance our operations through cash generated by operating activities and borrowings under our revolving credit facility. That credit facility contains covenants which, among other things, require us to maintain minimum levels of earnings. While we are currently in compliance with our debt covenants, continued compliance depends on our future performance, which, to a certain extent, is subject to general economic, competitive and other factors that are beyond our control, particularly if the recession and credit crisis should become more severe or prolonged. The risk of depending on a credit facility to finance operations was further magnified by the announced intent of one of the participating banks in our credit facility to exit the lending business. This created a risk that the capacity of the credit facility could be materially reduced on short notice.

        The $15.5 million proceeds have reduced our reliance on, and borrowings under, our credit facility. In addition, the equity infusion enabled the Company to restructure certain terms of its credit facility, including borrowing rates and spreads, letter of credit issuance capacity, and EBITDA covenants as well as temporarily reducing the maximum revolver amount subject to the lead bank completing a syndication to replace the departing bank. Further, the reduced leverage and increased flexibility under the credit facility will allow us to execute certain important restructuring activities.

        Upon assessing our short-term and long-term capital requirements, the Committee considered various financing alternatives, consulted with financial and other advisors, reviewed other information regarding transactions of this nature, taking into account, in light of our capital requirements, the likelihood and timing of consummating this or similar transactions under the current adverse market conditions for available capital. The Committee also received independent legal and financial advice.

        We are asking our shareholders to approve the shares of our Common Stock to be issued upon conversion of the Preferred Stock. The aggregate number of shares for which we are requesting approval is 7,209,302. The Committee and our Board of Directors have unanimously approved the Stock Purchase Agreement and the issuance of common stock upon conversion of the Preferred Stock sold thereunder, subject to shareholder approval and recommend that the shareholders vote to approve the amendment of the Restated Certificate of Incorporation and issuance of the common stock to be issued upon conversion of the Convertible Preferred Stock under the Stock Purchase Agreement.

REASONS FOR SEEKING SHAREHOLDER APPROVAL

        Currently, the Company has 30,000,000 shares of common stock authorized under its Restated Certificate of Incorporation of which 19,351,365 were outstanding as of June 1, 2009. In addition, 877,888 shares are reserved for issuance in connection with restricted stock grants to key employees, and 1,979,626 shares are reserved for issuance in connection with outstanding stock options. Upon conversion of the Preferred Stock, the Company would issue an additional 7,209,302 shares of common stock which, when added to shares currently outstanding and reserved, equals 29,418,181. Therefore, we believe the remaining number of authorized shares is insufficient for corporate purposes and that it is necessary to increase authorized common stock at this point and are seeking shareholder approval of such an amendment. In addition, under the Rules of the New York Stock Exchange, specifically Sections 312.03 (b) and (c) of the New York Stock Exchange Listed Company Manual, in order to list the shares issued on the New York Stock Exchange, shareholder approval of the issuance is required because the number of shares to be issued exceeds 20% of currently outstanding shares as provided under Section 3.12.03 (c) and exceeds applicable percentages under Section 312.03 (b) with respect to issuances to significant shareholders.

PROPOSAL 1

        To approve an amendment to our Restated Certificate of Incorporation to increase by 10,000,000 shares the number of authorized shares of Common Stock from 30,000,000 to 40,000,000.

        We are asking our shareholders to approve an amendment to our Restated Certificate of Incorporation to increase by 10,000,000 shares the number of authorized shares of common stock to 40,000,000.

        As noted above, as of June 1, 2009, we had 30,000,000 shares of Common Stock authorized and there were an aggregate of 22,208,729 shares of our Common Stock outstanding or reserved for issuance. Given that conversion of the Preferred Stock would result in the issuance of 7,209,302 additional shares of common stock, resulting in a total number of shares outstanding or reserved of 29,418,181 or 581,819 shares less than our currently authorized 30,000,000 shares, we believe the remaining number of authorized shares is insufficient for corporate purposes and that the Restated Certificate of Incorporation should be amended at this time to increase the number of authorized common shares.

        In addition to allowing us to complete the transactions under the Stock Purchase Agreement (subject to approval of Proposal 2), the increase in the number of authorized shares of Common Stock will allow us the flexibility to issue additional shares from time to time as our Board may determine for future financings, strategic business relationships, stock-based incentives to employees, directors and consultants and for other purposes. As of the date of this Proxy Statement, other than the issuance and sale of shares pursuant to the Stock Purchase Agreement, upon the exercise of outstanding options, restricted stock units and other awards under our current stock plans and upon the exercise of outstanding warrants, our Board has no agreement, arrangement or intention to issue any of the shares for which approval is sought. Other than with respect to Proposals 1 and 2, our Board does not intend to solicit further shareholder approval prior to the issuance of any additional shares of Common Stock, except as may be required by applicable law, rules of the NYSE or other applicable stock exchange requirements.

        If approved by the shareholders at the Meeting, the amendment to our Restated Certificate of Incorporation will become effective upon the filing of a certificate of amendment with the Secretary of State of the State of Delaware. Although we intend to file the certificate of amendment as soon as practicable after approval, if, in the judgment of our Board, any circumstances exist that would make consummation of the proposed amendment inadvisable, then, in accordance with Delaware law, and notwithstanding approval of this Proposal 1 by our shareholders, our Board may abandon the proposed amendment, either before or after approval and authorization thereof by the shareholders, at any time prior to the effectiveness of the filing of the certificate of amendment

        Proposal 1 requires the affirmative vote of (1) a majority of the shares of our Common Stock outstanding and Series A Preferred outstanding (voting on an as-if-converted basis subject to the below-described limitation), voting together as a single class and (2) a majority of the Series A Preferred outstanding. When voting together with the Common Stock, each holder of Series A Preferred shall be entitled to vote only such number of Series A Preferred shares that, on an as-converted basis, are not in excess of the individual percentage limitations provided for in Rules 312.03(b) and (c) of the NYSE Listed Company Manual. Abstentions and broker non-votes will have the same effect as a vote against Proposal 1.

        The Board of Directors unanimously recommends a vote "FOR" the amendment of the Restated Certificate of Incorporation to increase by 10,000,000 shares the number of authorized shares of Common Stock from 30,000,000 to 40,000,000.

PROPOSAL 2

        To approve the issuance of shares of our Common Stock upon conversion of the Preferred Stock under the Stock Purchase Agreement in accordance with the rules of the NYSE.

        We are asking our shareholders to approve the issuance of 7,209,302 shares of our Common Stock to the Investors upon conversion of the Preferred Stock under the Stock Purchase Agreement. As noted above under "Background Information—Reasons for Seeking Shareholder Approval," because our Common Stock is listed on the NYSE, Rule 312.03 of the NYSE Listed Company Manual requires that we receive shareholder approval prior to the issuance of the shares of Common Stock upon conversion of the Preferred Stock under the Stock Purchase Agreement.

        Proposal 2 requires the affirmative vote of a majority of votes cast by the holders of or Common Stock and Series A Preferred (voting on an as-if-converted basis subject to the below-described limitation), voting together as a single class, provided that the total votes cast for Proposal 2 must represent more than 50% of the shares entitled to vote on such Proposal. Each holder of Series A Preferred shall be entitled to vote only such number of Series A Preferred shares that, on an as-converted basis, are not in excess of the individual percentage limitations provided for in Rules 312.03(b) and (c) of the NYSE Listed Company Manual. Under NYSE rules, abstentions are considered to be votes cast and will have the same effect as a vote against this proposal, but because broker non-votes are not considered as votes cast, broker non-votes will not have an effect on approval. However, because NYSE rules also require that the total votes cast on this Proposal 2 represent more than 50% of the shares entitled to vote, if the total number of shares represented by broker non-votes and shares otherwise not voted comprise 50% or more of the outstanding Common Stock, this proposal will not be approved.

        The Board of Directors unanimously recommends a vote "FOR" the issuance of the Common Stock upon conversion of the Preferred Stock pursuant to the Stock Purchase Agreement

PROPOSAL 3

APPROVAL OF AMENDMENTS TO THE COMPANY'S 2007 EQUITY INCENTIVE PLAN

        The following table provides information as of June 30, 2008 for compensation plans under which our equity securities were authorized for issuance:

	a	b	c	d	e
Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options	Weighted- Average Exercise Price of Outstanding Options	Number of Shares to be Issued Upon Vesting of Restricted Stock	Weighted- Average Exercise Price of Restricted Stock	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Columns (a) and (c))
Equity Compensation Plans
Approved by Shareholders:
TRC Companies, Inc.
Restated Stock Option Plan	2,031,057	$12.59	—	$—	428,276
2007 Equity Incentive Plan	317,300	$7.61	158,534	$11.27	1,017,500
Equity Compensation Plans
Not Approved by Shareholders:
None	—	$—	—	$—	—

Total	2,348,357	$11.92	158,534	$11.27	1,445,776

General

        The Board of Directors and the Compensation Committee (the "Committee") have determined that the number of shares remaining available for issuance under our stock plans is insufficient to continue to meet the Company's needs of attracting, retaining, and incentivizing directors, officers, and key employees, and that based on recent historic practices, as well as industry norms, the Company will likely no longer have shares available for issuance as equity awards under its stock plans within one year. In addition, for ease of administration, we believe all future awards should be made under one plan and that the Company should have the ability to grant a variety of awards. Lastly, of the 1,979,626 options which are currently outstanding under the Restated Stock Option Plan and the 2007 Equity Incentive Plan, 1,891,126, or nearly all, are "underwater" as they have exercise prices substantially in excess of the current market price of TRC common stock. The Board of Directors, the Committee, and Company management all believe that the effective use of stock-based, long-term incentive compensation is integral to the Company's success and its ability to achieve strong performance in the future and that stock-based awards provide retention and performance incentives to employees to align their interests with those of our shareholders. The Board, Committee, and Company management do not believe that underwater options accomplish their intended purpose of providing retention and performance incentives.

        Therefore, in order to provide the Company with a sufficient number of shares to attract, retain and motivate employees, directors and consultants and to give us the flexibility we need to make and amend various types of awards, the Board of Directors has approved, subject to the approval of our shareholders, the following amendments to our 2007 Equity Incentive Plan (the "2007 Plan"):

  •
  the authorization of an additional 2,000,000 shares of common stock to be reserved for issuance in connection with the issuance of awards under the 2007 Plan;

  •
  to provide that shares currently available under the Restated Stock Option Plan or which become available under the Restated Stock Option Plan through expiration, surrender, rescission, or exchange be authorized to be issued as awards under the 2007 Plan; and

  •
  the authorization of the Committee to reduce the exercise price of any option or other award with an exercise or purchase price less than fair market value of our common stock on the date of the reduction (but not below the Fair Market Value as defined in the 2007 Plan) and/or offer holders of underwater awards the opportunity to exchange them for new awards having such terms and conditions as the Committee in its sole discretion may determine, in both cases, without the need for further shareholder approval; provided, however, that awards held by executive officers or directors of the Company shall not be eligible for price reductions or exchanges.

        The 2007 Plan was approved by our Board of Directors effective April 12, 2007 and by our shareholders on May 10, 2007 with 1,500,000 shares available for grant to selected employees and directors of the Company and its affiliates to encourage ownership of shares and to provide an additional incentive to such employees and directors to promote the Company's success.

        As of June 1, 2009, options and other awards to purchase approximately 2,857,514 shares of our common stock were outstanding under our current stock plans and approximately 799,507 shares remain available for grants of options under the Restated Stock Option Plan and 54,280 shares remain available for grants of all types of awards under the 2007 Plan. The Company together with Pearl Meyer & Partners, the Company's compensation consultant, have determined that the authorization of an additional 2,000,000 shares of common stock to be reserved for issuance in connection with the issuance of awards under the 2007 Plan would be reasonable from a market overhang perspective and should provide capacity for grants of awards for approximately an additional two years.

        In addition, the Restated Stock Option Plan only allows for the granting of stock options; whereas, the 2007 Plan allows for the grant of a variety of awards, including restricted stock, stock options, phantom stock, stock bonus awards, other awards, and performance awards. In order to properly incentivize our employees and directors, the Board of Directors believes that the Committee should be able to choose the type of award that is most appropriate at the time of grant and also believes that for ease of administration, future awards should be made under one plan which permits a variety of awards. Hence, we are proposing that shares currently available under the Restated Stock Option Plan or which become available through expiration, surrender, rescission, or exchange will be available for grants under the 2007 Plan. If the shareholders approve the amendments to the 2007 Plan, we will terminate, as of the effective date of the Amended and Restated 2007 Equity Incentive Plan, the Restated Stock Option Plan and only options then outstanding under our Restated Stock Option Plan will remain in effect under that Plan.

        The amendments are also being submitted to shareholders for approval to ensure qualification of the 2007 Plan under applicable rules of the New York Stock Exchange and to ensure that the additional 2,000,000 shares of Common Stock reserved for issuance under the 2007 Plan may be issued as ISOs in compliance with the rules promulgated under the Internal Revenue Code. In addition, if the 2007 Plan, as amended, is approved by the Company's shareholders and the other conditions of Internal Revenue Code Section 162(m) relating to performance-based compensation are satisfied, compensation paid to covered employees pursuant to the 2007 Plan will continue to be deductible under Section 162(m).

Description of Principal Features of the Amended 2007 Plan

        The principal characteristics of the Amended and Restated 2007 Equity Incentive Plan (the "Amended 2007 Plan") are discussed below. The following summary is not intended to be complete,

and reference should be made to Appendix A for a complete statement of the terms and conditions of the Amended 2007 Plan.

        The Company may grant a variety of awards under its Amended 2007 Plan including: restricted stock, stock options (including both incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code and nonqualified options ("NQSOs"), which are options that do not qualify as ISOs), phantom stock, stock bonus awards, other awards (including stock appreciation rights) and performance based awards. In addition, the Committee may, in its discretion, make other awards valued in whole or in part by reference to, or otherwise based on, the Company's common stock. The maximum number of shares of common stock that may be the subject of awards to a participant in any Company tax year is 300,000. In addition, generally shares of common stock reserved for awards under the Plan that lapse or are canceled will be added back to the share reserve available for future awards including shares of common stock withheld for taxes.

        The 2007 Plan is administered by the Committee. Officers, including the Company's named executive officers, directors, and employees of the Company and its affiliates are eligible to receive awards under the Amended 2007 Plan in the discretion of the Committee. Approximately 300 employees and directors will be eligible to participate in the Amended 2007 Plan. Awards will become exercisable or otherwise vest at the times and upon the conditions that the Committee may determine, as reflected in the applicable award agreement. The Committee has the authority to accelerate the vesting and/or exercisability of any outstanding award, provided that the Committee determines that such acceleration is necessary or desirable in light of the circumstances. Awards also accelerate automatically under the Amended 2007 Plan upon the occurrence of certain events, as described below under "Other Features of the Amended 2007 Plan."

        Restricted Stock.    The Committee may grant restricted shares to eligible persons, in such amounts, at such price, if any, and subject to such terms and conditions as the Committee may determine in its discretion. Except for restrictions on transfer and such other restrictions as the Committee may impose, participants will have all the rights of a stockholder with respect to the restricted stock. Unless the Committee determines otherwise, termination of employment during the restricted period will result in the forfeiture by the participant of all shares still subject to restrictions. If a participant's employment is terminated "For Cause" (as defined in the Amended 2007 Plan), then the participant will immediately forfeit all shares not vested as of the date of termination.

        Stock Options.    Options entitle the holder to purchase shares of common stock during a specified period at a purchase price specified by the Committee. Other than in connection with a repricing or exchange allowed under the Amended 2007 Plan, such price shall not be less than 100% of the fair market value of the shares as determined on the date of the option is granted. Each option granted under the Amended 2007 Plan will be exercisable for a period determined by the Committee provided such period shall not be longer than 10 years from the date of grant. Options may be exercised in whole or in part by the payment of cash of the full option price of the shares of common stock purchased.

        Phantom Stock.    A phantom stock award is an award of the right to receive upon the vesting date of the award an amount of cash, shares or other property based upon an increase in the value of the shares during the term of the award.

        Stock Bonus Awards.    A stock bonus award is an award of shares of common stock made at the discretion of the Committee. Stock bonus awards will be made upon such terms and conditions (if any) as the Committee may determine.

        Other Awards (including Stock Appreciation Rights).    Other forms of awards (including any stock appreciation rights, referred to as "Other Awards") valued in whole or in part by reference to, or otherwise based on, shares may be granted either alone or in addition to other awards under the

Amended 2007 Plan. Subject to the provisions of the Amended 2007 Plan, the Committee shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Awards shall be granted, the number of shares to be granted pursuant to such Other Awards and all other conditions of such Other Awards. A stock appreciation right may be granted in connection with an option, either at the time of grant or at any time thereafter during the term of the option, or may be granted unrelated to an option.

        Performance Awards.    A performance award is an award to be granted to certain covered employees or directors that is based on the attainment of performance goals pre-established by the Committee. If such performance awards should qualify as "performance-based compensation" for purposes of Section 162(m), the grant, exercise and/or settlement of such performance award shall be contingent upon achievement of a pre-established performance goal and other terms as more particularly set forth in the Amended 2007 Plan.

        Performance goals may differ for performance awards granted to any one participant or to different participants. The required achievement of performance goals in respect of such performance awards shall be measured over a performance period of one year, or more as specified by the Committee. The performance goal shall be established not later than the earlier of (A) 90 days after the beginning of any performance period applicable to such performance award or (B) the time 25% of such performance period has elapsed. Subject to the provisions of the Amended 2007 Plan, the Committee may establish unfunded performance award pools for the measuring of Company performance in connection with performance awards. Settlement of performance awards shall be in cash, common stock, other awards or other property, in the Committee's discretion.

        Subject to the provisions of the Amended 2007 Plan, the Committee shall have sole and complete authority to determine other provisions of the performance awards, including without limitation those with respect to amounts of settlement, form of payment of settlements and circumstances in which such performance awards shall be paid or forfeited in the event of termination of employment by a participant or other event (including a change of control).

Other Features of the Amended 2007 Plan

        The Amended 2007 Plan may be amended by the Company's Board of Directors, subject to stockholder approval where necessary, to satisfy applicable laws or regulatory requirements and for amendments which increase the number of shares of common stock available under the Amended 2007 Plan, materially change the class of persons eligible under the Amended 2007 Plan, or would have the effect of materially increasing the benefits accruing to participants under the Amended 2007 Plan. Under the Company's Amended 2007 Plan, awards other than those held by executive officers or directors may be repriced, regranted through cancellation or otherwise amended to reduce the exercise price without the approval of the Company's shareholders. The Amended 2007 Plan will terminate on May 10, 2017, unless such term is extended with the consent of the Company's shareholders. However, awards granted before the termination of the Amended 2007 Plan may extend beyond that date in accordance with their terms.

        Awards granted under the Amended 2007 Plan are non-transferable, other than by will, by the laws of descent and distribution, pursuant to a qualified domestic relations order or as otherwise permitted by the Committee.

        Awards granted under the Amended 2007 Plan terminate upon the Company's dissolution or liquidation (other than in connection with a merger, consolidation or reorganization). The participant may exercise, immediately prior to the dissolution or liquidation, the award to the extent then exercisable on the date immediately prior to such dissolution or liquidation. Other provisions pertaining to the treatment of awards held by participants who cease to be employed by, or provide service to, the Company shall be determined by the Committee and set forth in the respective form of award.

        The Amended 2007 Plan also provides that if the Company elects to terminate the Amended 2007 Plan or cash out stock options or stock appreciation rights prior to a non-hostile change of control, then each affected award will accelerate and become fully exercisable immediately prior to the change of control. In the event of a hostile change of control, the Amended 2007 Plan provides that awards to executive officers as well as all other employees and directors will accelerate and become fully exercisable immediately prior to the change of control.

Certain Federal Income Tax Consequences

        Set forth below is a discussion of certain United States federal income tax consequences with respect to awards that may be granted pursuant to the Amended 2007 Plan. The following discussion is a brief summary only, and reference is made to the Internal Revenue Code and the regulations and interpretations issued thereunder for a complete statement of all relevant federal tax consequences. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences of participation in the Amended 2007 Plan. This summary assumes that all awards granted under the Amended 2007 Plan are exempt from or comply with, the rules under Section 409A of the Internal Revenue Code related to nonqualified deferred compensation.

        Incentive Stock Options.    In general, no taxable income is realized by a participant upon the grant of an ISO. Shares are issued to participants upon the exercise of options ("Option Shares"). If Option Shares are issued to a participant pursuant to the exercise of an ISO and the participant does not dispose of the Option Shares within the two-year period after the date of grant or within one year after the receipt of such Option Shares by the participant (a "disqualifying disposition"), then, generally (i) the participant will not realize ordinary income with respect to the option and (ii) upon sale of such Option Shares, any amount realized in excess of the exercise price paid for the Option Shares will be taxed to such participant as capital gain. The amount by which the fair market value of the Option Shares on the exercise date of an ISO exceeds the purchase price generally will, however, constitute an item which increases the participant's "alternative minimum taxable income."

        If Option Shares acquired upon the exercise of an ISO are disposed of in a disqualifying disposition, the participant generally would include in ordinary income in the year of disposition an amount equal to the excess of the fair market value of the Option Shares at the time of exercise (or, if less, the amount realized on the disposition of the Option Shares) over the exercise price paid for the Option Shares.

        Subject to certain exceptions, an ISO generally will not be treated as an ISO if it is exercised more than three months following termination of employment. If an ISO is exercised at a time when it no longer qualifies as an ISO, such option will be treated as an NQSO as discussed below.

        Nonqualified Stock Options.    In general, no taxable income is realized by a participant upon the grant of an NQSO. Upon exercise of an NQSO, the participant generally would include in ordinary income at the time of exercise an amount equal to the excess, if any, of the fair market value of the Option Shares at the time of exercise over the exercise price paid for the Option Shares.

        In the event of a subsequent sale of Option Shares received upon the exercise of an NQSO, any increase or decrease in value realized on a disposition after the date on which taxable income is realized by the participant in respect of the option exercise should be taxed as capital gain or loss, assuming the participant holds the shares as a capital asset, in an amount equal to the excess of the sales proceeds for the Option Shares over the participant's basis in such Option Shares. Such gain or loss will be long-term or short-term depending whether the participant's holding period is more or less than one year

        Restricted Stock.    A participant will not recognize any income upon the receipt of restricted stock that is forfeitable unless the holder elects under Section 83(b) of the Internal Revenue Code, within thirty days of such receipt, to recognize ordinary income in an amount equal to the fair market value of the restricted stock at the time of receipt, less the amount, if any, paid for the shares of restricted stock. If the election is made, the holder will not be allowed a loss or other federal tax benefit in respect to the income recognized as a result of the election in the event the amount realized is less than the fair market value of the restricted stock at the time of receipt. If the election is not made, the holder will generally recognize ordinary income, on the date that the restrictions to which the restricted stock are subject are removed, in an amount equal to the fair market value of such shares on such date, less any amount paid for the shares. At the time the holder recognizes ordinary income whether by the election or by reason of the lapse of the restrictions, the Company generally will be entitled to a deduction in the amount of such ordinary income.

        Generally, upon a sale or other disposition of restricted stock with respect to which the holder has recognized ordinary income (i.e., a Section 83(b) election was previously made or the restrictions were previously removed), the holder will recognize capital gain or loss in an amount equal to the difference between the amount realized on such sale or other disposition and the holder's basis in such shares.

        Other Types of Awards.    The grant of a stock appreciation right will not result in income for the grantee or in a tax deduction for us. Upon the settlement of such a right or the payment of a stock bonus award, the participant will recognize ordinary income equal to the aggregate value of the payment received, and the Company generally will be entitled to a tax deduction in the same amount.

        Performance Awards.    The grant of a performance award will not result in income for the grantee or in a tax deduction for the Company. Upon the payment of a performance award, the participant will recognize ordinary income equal to the aggregate value of the payment received, and the Company generally will be entitled to a tax deduction in the same amount.

2007 Plan Benefits

        The following table presents equity awards granted to the identified individuals and groups since inception of the 2007 Plan and are outstanding as of June 1, 2009.

 2007 Equity Incentive Plan

Name	Position	Number of Stock Option Awards	Number of Restricted Stock Awards	Number of Restricted Stock Units	Number of Shares of Common Stock Underlying Outstanding Awards
Christopher P. Vincze	Chairman of the Board, President and Chief Executive Officer	98,800	212,750	—	311,550
Martin H. Dodd	Senior Vice President, General Counsel and Secretary	—	52,800	—	52,800
Glenn E. Harkness	Senior Vice President	—	57,050	—	57,050
Michael C. Salmon	President	5,000	96,900	—	101,900
Thomas W. Bennet, Jr.(1)	Senior Vice President and Chief Financial Officer (June, 2008)	10,000	28,000	—	38,000
Sherwood L. Boehlert	Director	12,000	—	26,316	38,316
Friedrich K. M. Bohm	Director	12,000	—	26,316	38,316
F. Thomas Casey	Director	12,000	—	26,316	38,316
Stephen M. Duff	Director	12,000	—	26,316	38,316
Robert W. Harvey	Director	12,000	—	26,316	38,316
J. Jeffrey McNealey	Director	12,000	—	26,316	38,316
All current executive officers as a group		113,800	447,500	—	561,300
All current directors who are not executive officers as a group		72,000	—	157,896	229,896
All employees as a group (including officers who are not executive officers)		288,300	927,524	—	1,215,824

(1)
Mr. Bennet joined the Company in June 2008.

        Except as set forth in the table above, the amounts of future grants under the Amended 2007 Plan are not determinable as awards under the Amended 2007 Plan will be granted at the sole discretion of the Committee, or other delegated persons and we cannot determine at this time either the persons who will receive awards under the Amended 2007 Plan or the amount or types of any such awards.

        On June 18, 2009, the closing market price per share of our Common Stock was $3.87, as reported by the NYSE.

        Proposal 3 requires the affirmative vote of a majority of votes cast by the holders of our Common Stock and Series A Preferred Stock (voting on an as-if-converted basis subject to the below-described limitation), voting together as a single class, provided that the total votes cast for Proposal 3 must represent more than 50% of the shares entitled to vote on such Proposal. Each holder of Series A Preferred shall be entitled to vote only such number of Series A Preferred shares that, on an as-converted basis, are not in excess of the individual percentage limitations provided for in Rules 312.03(b) and (c) of the NYSE Listed Company Manual. Under NYSE rules, abstentions are considered to be votes cast and will have the same effect as a vote against this proposal, but because broker non-votes are not considered as votes cast, broker non-votes will not have an effect on approval. However, because NYSE rules also require that the total votes cast on this Proposal 3 represent more than 50% of the shares entitled to vote, if the total number of shares represented by broker non-votes and shares otherwise not voted comprise 50% or more of the outstanding Common Stock, this proposal will not be approved.

        The Board of Directors unanimously recommends a vote "FOR" the approval of the amendments to the 2007 Equity Incentive Plan as embodied in the Company's Amended and Restated 2007 Equity Incentive Plan.

2009 SHAREHOLDER NOMINATIONS AND PROPOSALS

        The eligibility of shareholders to submit proposals, the proper subjects of the shareholder proposals and other issues governing shareholder proposals are regulated by the rules adopted under Section 14 of the Exchange Act. Shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange for Act for inclusion in the Company's proxy materials for the 2009 Annual Meeting of Shareholders must be received by the Company at its principal executive offices at 21 Griffin Road North, Windsor, Connecticut 06095-1563, no later than September 1, 2009.

        Shareholders who wish to suggest nominees for election to the Board of Directors at the 2009 Annual Meeting should write, on or before September 1, 2009, to the Secretary of the Company at 21 Griffin Road North, Windsor, Connecticut 06095-1563, stating in detail the qualifications of such persons for consideration by the Nominating and Corporate Governance Committee of the Board of Directors.

OTHER BUSINESS

        As of the date of this Proxy Statement, the Board of Directors knows of no other matters that may be brought before the meeting. However, if any other matters do properly come before the meeting, the persons named in the enclosed proxy will vote upon them in their discretion and in accordance with their best judgment.

        A copy of the Company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission, Washington, D.C., is available to shareholders without charge upon request. Address requests to: TRC Companies, Inc., 21 Griffin Road North, Windsor, CT 06095-1563, Attention: Investor Relations.

        The cost of preparing and mailing the Notice of Shareholders' Meeting, Proxy Statement and Form of Proxy will be paid by the Company. The Company will request banks, brokers, fiduciaries and similar persons to forward copies of such material to beneficial owners of the Company's Common Stock in a timely manner and to request authority for execution of proxies, and the Company will reimburse such persons and institutions for their out-of-pocket expenses incurred in connection therewith. To the extent necessary in order to assure sufficient representation, officers and regular employees of the Company may solicit the return of the proxies by telephone, personal communication or other methods. The extent of this solicitation by personal contact will depend upon the response to the initial solicitation by mail. It is anticipated that the costs of solicitation, if undertaken, will not exceed $1,000.

By Order of the Board of Directors

Martin H. Dodd Senior Vice President, General Counsel and Secretary

Dated at Windsor, Connecticut
June 24, 2009

 APPENDIX A

AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN

TRC COMPANIES, INC.

1.     Purpose; Establishment

        The TRC Companies, Inc. Amended and Restated 2007 Equity Incentive Plan (the "Plan") is intended to encourage ownership of shares of the Company's Common Stock by selected Employees and Directors of the Company and its Affiliates and to provide an additional incentive to those Employees and Directors to promote the success of the Company and its Affiliates. The Plan was originally adopted and approved by the Board of Directors in April 2007 and became effective May 10, 2007, upon the approval of the shareholders of the Company. In May of 2009, the Board of Directors approved amendments to the Plan subject to approval of the Company's shareholders.

2.     Definitions

        As used in the Plan, the following definitions apply to the terms indicated below:

        (a)   "Affiliate" means any entity if, at the time of granting of an Award (A) the Company, directly or indirectly, owns at least 50% of the combined voting power of all classes of stock of such entity or at least 50% of the ownership interests in such entity or (B) such entity, directly or indirectly, owns at least 50% of the combined voting power of all classes of stock of the Company.

        (b)   "Agreement" shall mean either the written agreement between the Company and a Participant or a written notice from the Company to a Participant evidencing an Award.

        (c)   "Award" shall mean any Option, Restricted Stock, Phantom Stock, Stock Bonus, Stock Appreciation Right or Other Award granted pursuant to the terms of the Plan.

  (d)
  "Board of Directors" shall mean the Board of Directors of the Company.

        (e)   "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

        (f)    "Committee" shall mean the Compensation Committee of the Board of Directors or any subset thereof as designated by a duly adopted resolution of such Compensation Committee.

        (g)   "Company" shall mean TRC Companies, Inc., a Delaware corporation.

        (h)   "Common Stock" shall mean the common stock of the Company, par value $0.10 per share.

        (i)    A "Corporate Change in Control" shall be deemed to have occurred upon:

            (i)  the acquisition of beneficial ownership (as determined pursuant to the provisions of Rule 13d-3 under the Exchange Act) of securities of the Company representing more than thirty-three percent (33%) of the combined voting power of the Company's then outstanding securities by a person, entity or "group", within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (excluding for this purpose, the Company or its Affiliates, or any employee benefit plan of the Company), pursuant to a transaction or series of related transactions which the Board of Directors does not expressly approve;

           (ii)  the election to the Board of Directors of candidates not previously recommended for election by the then sitting Board of Directors if such candidates constitute a majority of the Board of Directors in office following such election; or

          (iii)  the occurrence of any other event which the incumbent Board in its sole discretion determines should be considered a Corporate Change in Control.

        (j)    "Corporate Transaction" shall mean the following unless and until the transaction becomes a Corporate Change in Control:

            (i)  a reorganization, recapitalization, merger or consolidation unless more than fifty percent (50%) of the Company's outstanding voting stock or the voting stock of the corporation resulting from the transaction (or the parent of such corporation) is held subsequent to the transaction by the persons who held the stock of the Company immediately prior to such transaction, or

           (ii)  the sale, transfer or other disposition of all or substantially all of the assets of the Company to a successor in interest to the business of the Company.

        (k)   "Covered Employee" shall have the meaning set forth in Section 162(m) of the Code.

        (l)    "Designated Employee" shall mean an Employee designated by the Committee, in its sole discretion, as a "Designated Employee" for purposes of the Plan at any time prior to the effective date of a Corporate Transaction.

        (m)  "Director" shall mean a member of the Board of Directors.

        (n)   "Effective Date" shall mean June 20, 2009.

        (o)   "Employee" shall mean an individual employed by the Company or an Affiliate as a common law employee (determined under the regular personnel policies, practices and classifications of the Company or the Affiliate, as applicable). An individual is not considered an Employee for purposes of the Plan if the individual is classified as a consultant or contractor under the Company or an Affiliate's regular personnel classifications and practices, or if the individual is a party to an agreement to provide services to the Company or an Affiliate without participating in the Plan, notwithstanding that such individual may be treated as a common law employee for payroll tax, coverage requirements under Section 410(b) of the Code, nondiscrimination requirements under Section 401(a)(4) of the Code or other legal purposes.

        (p)   "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

        (q)   "Fair Market Value" of a share of Common Stock of the Company as of a specified date for the purposes of the Plan shall mean the closing price of a share of the Common Stock on the principal securities exchange (including the New York Stock Exchange) on which such shares are traded on the date as of which Fair Market Value is being determined, or on the next preceding date on which such shares are traded if no shares were traded on such immediately preceding day, or if the shares are not traded on a securities exchange, Fair Market Value shall be deemed to be the average of the high bid and low asked prices of the shares in the over-the-counter market on the date as of which Fair Market Value is being determined or on the next preceding date on which such high bid and low asked prices were recorded. If the shares are not publicly traded, Fair Market Value of a share of Common Stock (including, in the case of any repurchase of shares, any distributions with respect thereto which would be repurchased with the shares) shall be determined in good faith by the Board of Directors or the Committee. In no case shall Fair Market Value be determined with regard to restrictions other than restrictions which, by their terms, will never lapse. For purposes of grants hereunder, Fair Market Value of such grant shall be the Fair Market Value on the date of grant.

        (r)   "Incentive Stock Option" shall mean an Option that is an "incentive stock option" within the meaning of Section 422 of the Code, or any successor provision, and that is designated by the Committee as an incentive stock option.

        (s)   "Nonqualified Stock Option" shall mean an Option other than an Incentive Stock Option.

        (t)    "Option" shall mean an option to purchase shares of Common Stock granted pursuant to Section 7.

        (u)   "Other Award" shall mean an award granted pursuant to Section 11.

        (v)   "Participant" shall mean an Employee or Director to whom an Award is granted pursuant to the Plan.

        (w)  "Phantom Stock" shall mean the right, granted pursuant to Section 9, to receive in cash, shares or other property an amount, the value of which is related to the Fair Market Value of a share of Common Stock.

        (x)   "Restricted Stock" shall mean a share of Common Stock which is granted pursuant to the terms of Section 8 and which is subject to restrictions as set forth in Section 8(d).

        (y)   "Rule 16b-3" shall mean Rule 16b-3 promulgated under the Exchange Act, as amended from time to time.

        (z)   "Securities Act" shall mean the Securities Act of 1933, as amended from time to time.

        (aa) "Stock Appreciation Right" shall mean the right to receive an amount equal to the excess of the Fair Market Value of a share of Common Stock (as determined on the date of exercise), over (i) if the Stock Appreciation Right is not related to an Option, the Fair Market Value of a share of Common Stock on the date the Stock Appreciation Right was granted, or (ii) if the Stock Appreciation Right is related to an Option, the purchase price of a share of Common Stock specified in the related Option, and pursuant to such further terms and conditions as are provided under Section 11.

        (bb) "Stock Bonus" shall mean a bonus payable in shares of Common Stock granted pursuant to Section 10.

        (cc) "Vesting Date" shall mean the date established by the Committee on which an Award shall vest.

3.     Stock Subject to the Plan

        (a)   Shares Available for Awards. The maximum number of shares of Common Stock reserved for issuance under the Plan shall be 3,500,000 shares plus any amounts which are available on the Effective Date for grants under the Company's Restated Stock Option Plan or which would become available under such Plan through expiration, surrender, rescission, exchange, or otherwise (subject to adjustment as provided herein). Such shares may be authorized but unissued Common Stock or authorized and issued Common Stock held in the Company's treasury. The Committee may direct that any stock certificate evidencing shares issued pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as may apply to such shares pursuant to the Plan.

        (b)   Individual Limitation. The total number of shares of Common Stock subject to Awards (including Awards which may be payable in cash but denominated as shares of Common Stock), awarded to any Participant shall not exceed 300,000 shares in any tax year of the Company (subject to adjustment as provided herein).

        (c)   Adjustment for Change in Capitalization. In the event that any dividend or other distribution is declared (whether in the form of cash, Common Stock, or other property), or there occurs any recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, then, any or all as applicable of the following items (1) through (4) shall be equitably adjusted as necessary to prevent the dilution or enlargement of the rights of Participants; provided that, with respect to Incentive Stock Options, such adjustment shall be made in accordance with Section 424 of the Code: (1) the number and kind of shares of stock which may thereafter be issued in connection with Awards, (2) the number and kind of shares of stock or other property issued or issuable in respect of outstanding Awards, (3) the exercise price, grant price or purchase price relating to any outstanding

Awards, and (4) the maximum number of shares subject to Awards which may be awarded to any Participant during any tax year of the Company.

        (d)   Adjustment for Change or Exchange of Shares for Other Consideration. In the event the outstanding shares of Common Stock shall be changed into or exchanged for any other class or series of capital stock or cash, securities or other property pursuant to a recapitalization, reclassification, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event ("Transaction"), then, unless otherwise determined by the Committee in its sole and absolute discretion, (1) each outstanding Option shall thereafter become exercisable for the number and/or kind of capital stock, and/or the amount of cash, securities or other property so distributed, into which the shares of Common Stock subject to the Option would have been changed or exchanged had the Option been exercised in full prior to such transaction, provided that, if necessary, the provisions of the Option shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of capital stock, cash, securities or other property thereafter issuable or deliverable upon exercise of the Option, and (2) each outstanding Award that is not an Option and that is not automatically changed in connection with the Transaction shall represent the number and/or kind of shares of capital stock, and/or the amount of cash, securities or other property so distributed, into which the number of shares of Common Stock covered by the outstanding Award would have been changed or exchanged had they been held by a shareholder of the Company.

        (e)   Reuse of Shares. The following shares of Common Stock shall again become available for Awards: (1) any shares subject to an Award that remain unissued upon the cancellation, surrender, exchange or termination of such award for any reason whatsoever; (2) any shares of Restricted Stock forfeited; (3) any previously owned or withheld shares of Common Stock obtained by the Participant pursuant to an Award and received by the Company in exchange for Option shares upon a Participant's exercise of an Option, as permitted under Section 7(c)(ii); and (4) shares tendered or withheld in payment of taxes.

4.     Administration of the Plan

        The Plan shall be administered by the Committee who may delegate certain actions to the Chairman of the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted; to determine the type and number of Awards to be granted, the number of shares of Common Stock to which an Award may relate and the terms, conditions, restrictions and performance criteria relating to any Award; to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, exchanged, or surrendered; to make adjustments in any applicable performance goals in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principles; to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of Agreements; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

        The Committee may, in its sole and absolute discretion, without amendment to the Plan, waive or amend the operation of Plan provisions respecting exercise after termination of employment or service to the Company or an Affiliate and, except as otherwise provided herein, adjust any of the terms of any Award. The Committee may also (a) accelerate the date on which any Award granted under the Plan becomes exercisable; (b) accelerate the Vesting Date or waive or adjust any condition imposed hereunder with respect to the vesting or exercisability of an Award, provided that the Committee determines that such acceleration, waiver or other adjustment is necessary or desirable in light of the circumstances; (c) reduce the exercise price of any Award to the then current Fair Market Value if the Fair Market Value of the Common Stock covered by such Award shall have declined since the date the Award was granted; and (d) institute a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have lower exercise prices and different terms), Awards of a different type, and/or cash, and/or (ii) the exercise price of an outstanding Award is reduced (with the term and conditions of such program being determined by the Committee in its sole discretion), provided, however, that Awards held by executive officers or directors of the Company shall not be eligible for the provisions of (c) and (d) immediately above in this sentence.

5.     Eligibility

        The persons who shall be eligible to receive Awards pursuant to the Plan shall be such Employees (including officers of the Company, whether or not they are members of the Board of Directors) and Directors as the Committee shall select from time to time. The grant of an Award hereunder in any year to any Employee or Director shall not entitle such person to a grant of an Award in any future year.

6.     Awards Under the Plan Agreements

        The Committee may grant Options, shares of Restricted Stock, Restricted Stock Units, shares of Phantom Stock, Stock Bonuses, Stock Appreciation Rights and Other Awards in such amounts and with such terms and conditions as the Committee shall determine, subject to the provisions of the Plan. Each Award granted under the Plan shall be evidenced by an Agreement which shall contain such provisions as the Committee may in its sole discretion deem necessary or desirable which are not in conflict with the terms of the Plan. By accepting an Award, a Participant thereby agrees that the Award shall be subject to all of the terms and provisions of the Plan and the applicable Agreement.

7.     Options

        (a)   Identification of Options. Each Option shall be clearly identified in the applicable Agreement as either an Incentive Stock Option or a Nonqualified Stock Option. Each Option shall state the number of shares of the Common Stock to which it pertains.

        (b)   Exercise Price. Each Agreement with respect to an Option shall set forth the amount (the "option exercise price") payable by the grantee to the Company upon exercise of the Option. Subject to Section 7(d) (if applicable), the option exercise price per share shall be determined by the Committee at the time of grant.

        (c)   Term and Exercise of Options.

            (i)  Each Option shall become exercisable at the time or times determined by the Committee or upon the achievement of the performance objectives determined by the Committee, in each case as set forth in the applicable Agreement. Subject to Section 7(d) (if applicable), the expiration date of each Option shall be as determined by the Committee and as set forth in the applicable Agreement and shall not be longer than ten (10) years from the date of the grant thereof.

           (ii)  An Option shall be exercised by delivering notice as specified in the Agreement on the form of notice provided by the Company. The option exercise price shall be payable upon the exercise of the Option. It shall be payable in United States dollars in cash or by check.

          (iii)  Certificates for shares of Common Stock purchased upon the exercise of an Option shall be issued in the name of or for the account of the Participant or other person entitled to receive such shares, and delivered to the Participant or such other person as soon as practicable following the effective date on which the Option is exercised.

        (d)   Limitations on Incentive Stock Options.

            (i)  The exercise price per share of Common Stock deliverable upon the exercise of an Incentive Stock Option shall be not less than the Fair Market Value of a share of Common Stock as determined on the date of grant.

           (ii)  To the extent that the aggregate Fair Market Value of shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under the Plan and any other stock option plan of the Company or an Affiliate shall exceed $100,000, such Options shall be treated as Nonqualified Stock Options. Such Fair Market Value shall be determined as of the date on which each such Incentive Stock Option is granted.

        (e)   No Incentive Stock Option may be granted to an individual if, at the time of the proposed grant, such individual owns (or is deemed to own under the Code) stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company unless (A) the exercise price of such Incentive Stock Option is at least 110% of the Fair Market Value of a share of Common Stock at the time such Incentive Stock Option is granted and (B) such Incentive Stock Option is not exercisable after the expiration of five years from the date such Incentive Stock Option is granted.

8.     Restricted Stock

        (a)   Price. At the time of the grant of shares of Restricted Stock, the Committee shall determine the price, if any, to be paid by the Participant for each share of Restricted Stock subject to the Award.

        (b)   Vesting Date. At the time of the grant of shares of Restricted Stock, the Committee shall establish a Vesting Date or Vesting Dates with respect to such shares. The Committee may divide such shares into classes and assign a different Vesting Date for each class. Provided that all conditions to the vesting of a share of Restricted Stock imposed pursuant to Section 8(c) are satisfied, and except as provided in Section 8(h), upon the occurrence of the Vesting Date with respect to a share of Restricted Stock, such share shall vest and the restrictions of Section 8(d) shall lapse.

        (c)   Conditions to Vesting. At the time of the grant of shares of Restricted Stock, the Committee may impose such restrictions or conditions to the vesting of such shares as it, in its absolute discretion, deems appropriate.

        (d)   Restrictions on Transfer Prior to Vesting. Prior to the vesting of a share of Restricted Stock, no transfer of a Participant's rights with respect to such share, whether voluntary or involuntary, by operation of law or otherwise, shall be permitted.

        (e)   Dividends on Restricted Stock. The Committee in its discretion may require that any dividends paid on shares of Restricted Stock be held in escrow until all restrictions on such shares have lapsed.

        (f)    Consequences of Vesting. Upon the vesting of a share of Restricted Stock pursuant to the terms hereof, the restrictions of Section 8(d) shall lapse with respect to such share. Following the date on which a share of Restricted Stock vests, the Company may cause to be delivered to the Participant to whom such shares were granted, a certificate evidencing such share.

        (g)   Effect of Termination of Employment or Service. Except as set forth in Section 13(c), (d) or (e) or as the Committee in its sole and absolute discretion may otherwise provide in the applicable Agreement, and subject to the Committee's authority under Section 4, upon the termination of a Participant's employment or service, for any reason other than For Cause, any and all shares to which restrictions on transferability apply shall be immediately forfeited by the Participant and transferred to, and reacquired by, the Company together with any dividends paid on such shares; provided that if the

Committee, in its sole and absolute discretion, shall within thirty (30) days after such termination of employment or service, notify the Participant in writing of its decision not to terminate the Participant's rights in such shares, then the Participant shall continue to be the owner of such shares subject to such continuing restrictions as the Committee may prescribe in such notice. In the event of a forfeiture of shares pursuant to this section, the Company shall repay to the Participant (or the Participant's estate) any amount paid by the Participant for such shares. In the event that the Company requires a return of shares, it shall also have the right to require the return of all dividends paid on such shares, whether by termination of any escrow arrangement under which such dividends are held or otherwise.

        (h)   In the event of the termination of a Participant's employment or service For Cause, any and all shares which have not vested shall be immediately forfeited by the Participant and transferred to, and reacquired by, the Company, together with any dividends paid on such shares, in return which the Company shall repay to the Participant any amount paid by the Participant for such shares.

9.     Phantom Stock

        (a)   General. Grants of units of Phantom Stock may be granted by the Committee in its discretion.

        (b)   Vesting Date. At the time of the grant of units of Phantom Stock, the Committee shall establish a Vesting Date or Vesting Dates with respect to such units (subject to the provisions of Section 9(a) hereof). The Committee may divide such units into classes and assign a different Vesting Date for each class. Provided that all conditions to the vesting of a share of Phantom Stock imposed pursuant to Section 9(c) are satisfied, and except as provided in Section 9(d), upon the occurrence of the Vesting Date with respect to a share of Phantom Stock, such unit shall vest.

        (c)   Benefit Upon Vesting. Upon the vesting of a unit of Phantom Stock, the Participant shall be paid, within 30 days of the date on which such unit vests, an amount, in cash and/or shares of Common Stock, as determined by the Committee, equal to the sum of (1) the Fair Market Value of a share of Common Stock on the date on which such share of Phantom Stock vests and (2) the aggregate amount of cash dividends paid with respect to a share of Common Stock during the period commencing on the date on which the unit of Phantom Stock was granted and terminating on the date on which such unit vests.

        (d)   Conditions to Vesting. At the time of the grant of units of Phantom Stock, the Committee may impose such restrictions or conditions to the vesting of such units as it, in its absolute discretion, deems appropriate, to be contained in the Agreement.

        (e)   Effect of Termination of Employment or Service. Except as set forth in Section 13(c), (d) or (e) or as the Committee in its sole and absolute discretion may otherwise provide in the applicable Agreement, and subject to the Committee's amendment authority pursuant to Section 4, units of Phantom Stock that have not vested, together with any dividends credited on such units, shall be forfeited upon the Participant's termination of employment or service, for any reason.

        (f)    Special Provisions Regarding Awards. Notwithstanding anything to the contrary contained herein, the vesting of Phantom Stock granted pursuant to this Section 9 to Covered Employees or Directors may be based on the attainment of performance criteria as described in Section 12. No payment in respect of any such Phantom Stock award shall be paid to a Covered Employee or Director until the attainment of the respective performance measures have been determined by the Committee.

10.   Stock Bonuses

        Stock Bonus Awards may be granted by the Committee in its discretion. In the event that the Committee grants a Stock Bonus, a certificate for the shares of Common Stock constituting such Stock Bonus shall be issued in the name of the Participant to whom such grant was made and delivered to such Participant as soon as practicable after the date on which such Stock Bonus is payable. Each Stock Bonus Award granted hereunder shall be granted within the earlier of (i) two and one half months after the end of the fiscal year of the Company, or (ii) the date the related salary or cash bonus was otherwise to be paid.

11.   Other Awards; Stock Appreciation Rights

        (a)   Other forms of Awards (including any Stock Appreciation Rights), (hereinafter "Other Awards") valued in whole or in part by reference to, or otherwise based on, Common Stock may be granted either alone or in addition to other Awards under the Plan. Other Awards may be granted by the Committee in its discretion. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Awards shall be granted, the number of shares of Common Stock to be granted pursuant to such Other Awards and all other conditions of such Other Awards.

        (b)   A Stock Appreciation Right may be granted in connection with an Option, either at the time of grant or at any time thereafter during the term of the Option, or may be granted unrelated to an Option.

        (c)   A Stock Appreciation Right related to an Option shall require the holder, upon exercise, to surrender such Option with respect to the number of shares as to which such Stock Appreciation Right is exercised in order to receive payment of any amount computed pursuant to Section 11(f). Such Option will, to the extent surrendered, then cease to be exercisable.

        (d)   In the case of Stock Appreciation Rights granted in relation to Options, if the Stock Appreciation Right covers as many shares as the related Option, the exercise of a related Option shall cause the number of shares covered by the Stock Appreciation Right to be reduced by the number of shares with respect to which the related Option is exercised. If the Stock Appreciation Right covers fewer shares than the related Option, when a portion of the related Option is exercised, the number of shares subject to the unexercised Stock Appreciation Right shall be reduced only to the extent necessary so that the number of remaining shares subject to the Stock Appreciation Right is not more than the remaining shares subject to the Option.

        (e)   Subject to Section 11(k) and to such rules and restrictions as the Committee may impose, a Stock Appreciation Right granted in connection with an Option will be exercisable at such time or times, and only to the extent that a related Option is exercisable, and will not be transferable except to the extent that such related Option may be transferable.

        (f)    Upon the exercise of a Stock Appreciation Right related to an Option, the holder will be entitled to receive payment of an amount determined by multiplying:

            (i)  The difference obtained by subtracting the purchase price of a share of Common Stock specified in the related Option from the Fair Market Value of a share of Common Stock on the date of exercise of such Stock Appreciation Right, by

           (ii)  The number of shares as to which such Stock Appreciation Rights will have been exercised. Notwithstanding anything herein to the contrary, payment of any Stock Appreciation Rights shall comply with §409A of the Internal Revenue Code of 1986, as amended.

        (g)   A Stock Appreciation Right granted without relationship to an Option will be exercisable as determined by the Committee but in no event after ten years from the date of grant.

        (h)   A Stock Appreciation Right granted without relationship to an Option will entitle the holder, upon exercise of the Stock Appreciation Right, to receive payment of an amount determined by multiplying:

            (i)  The difference obtained by subtracting the Fair Market Value of a share of Common Stock on the date the Stock Appreciation Right is granted from the Fair Market Value of a share of Common Stock on the date of exercise of such Stock Appreciation Right, by

           (ii)  the number of shares as to which such Stock Appreciation Rights will have been exercised.

        (i)    Notwithstanding subsections (f) and (h) above, the Committee may place a limitation on the amount payable upon exercise of a Stock Appreciation Right. Any such limitation must be determined as of the date of grant and noted on the instrument evidencing the Participant's Stock Appreciation Right granted hereunder.

        (j)    Payment of the amount determined under subsections (f) and (h) above may be made solely in whole shares of Common Stock valued at their Fair Market Value on the date of exercise of the Stock Appreciation Right or alternatively, in the sole discretion of the Committee, solely in cash or a combination of cash and shares. If the Committee decides that full payment will be made in shares of Common Stock, and the amount payable results in a fractional share, payment for the fractional share will be made in cash.

        (k)   The Committee may impose such additional conditions or limitations on the exercise of a Stock Appreciation Right as it may deem necessary or desirable to secure for holders of Stock Appreciation Rights the benefits of Rule 16b-3, or any successor provision in effect at the time of grant or exercise of a Stock Appreciation Right or as it may otherwise deem advisable.

12.   Performance Awards

        Notwithstanding anything to the contrary contained herein and to the extent permitted under applicable law and in compliance with Section 162(m) of the Code, Awards granted to Covered Employees or Directors may be based on the attainment of performance goals pre-established by the Committee.

        If the Committee determines that a Performance Award to be granted to a Participant who is designated by the Committee as likely to be a Covered Employee should qualify as "performance-based compensation" for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of a pre-established performance goal and other terms set forth in this Section 12.

        (a)   Performance Goals Generally. The performance goal for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 12. The performance goal shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder, including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being "substantially uncertain." The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

        (b)   Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries or other business units of the Company shall be used by the Committee in establishing performance goals for such Performance Awards: (1) earnings

(net of or including dividends); (2) EBIT, EBITB or EBITDA; (3) gross or net revenue or changes in annual revenues; (4) cash flow(s) (including operating or net cash flow(s) and days sales outstanding); (5) financial return ratios; (6) total shareholder return, shareholder return based on growth measures or the attainment by the shares of a specified value for a specified period of time, share price or share price appreciation; (7) earnings growth or EPS growth; (8) return measures, including return or net return on assets, net assets, equity, capital or gross sales; (9) adjusted pre-tax margin; (10) pre-tax profits; (11) operating margins, operating profits; and/or operating expenses; (12) dividends; (13) net income or net operating income; (14) growth in operating earnings or growth in EPS; (15) value of assets; (16) market share or market penetration with respect to specific designated products or product groups and/or specific geographic areas; (17) aggregate product price and other product measures; (18) expense or cost levels; (19) reduction of losses, loss ratios or expense ratios; (20) reduction in fixed costs; (21) operating cost management; (22) cost of capital; (23) debt reduction; (24) productivity improvements; (25) average inventory turnover; (26) satisfaction of specified business expansion goals or goals relating to acquisitions or divestitures; (27) advertising efficiency; (28) customer satisfaction based on specified objective goals or a Company-sponsored customer survey; (29) employee diversity goals or employee turnover; (30) specified objective social goals; (31) safety record; (32) management of employment practices and employee benefits; (33) supervision of litigation; (34) information technology; and (35) goals relating to acquisitions or divestitures of subsidiaries or joint ventures. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

        (c)   Performance Period; Timing for Establishing Performance Goals. Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period of one year or more, as specified by the Committee. A performance goal shall be established not later than the earlier of (A) 90 days after the beginning of any performance period applicable to such Performance Award or (B) the time 25% of such performance period has elapsed.

        (d)   Performance Award Pool. The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 12(b) during the given performance period, as specified by the Committee in accordance with Section 12(c). The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria.

        (e)   Settlement of Performance Awards; Other Terms. Settlement of Performance Awards shall be in cash, Common Stock, other Awards or other property, in the Committee's discretion. The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Performance Award subject to this Section 12. Any settlement which changes the form of payment from that originally specified shall be implemented in a manner such that the Performance Award and other related Awards do not, solely for that reason, fail to qualify as "performance-based compensation" for purposes of Code Section 162(m). The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by a Participant or other event (including a Change in Control) prior to the end of a performance period or settlement of such Performance Awards.

13.   Effect of Corporate Transaction

        (a)   Options. In the event of a Corporate Transaction, the Committee shall, prior to the effective date of the Corporate Transaction, as to each outstanding Option under the Plan either (i) make appropriate provisions for the Options to be assumed by the successor corporation or its parent or be replaced with a comparable options to purchase shares of the capital stock of the successor corporation or its parent; (ii) upon written notice to the Participants provide that all Options must be exercised and the Plan will terminate (all Options having been made fully exercisable as set forth below in this Section 13); or (iii) terminate all Options in exchange for a cash payment equal to the excess of the then aggregate Fair Market Value of the shares subject to such Options (all Options having been made fully exercisable as set forth below in this Section 13) over the aggregate exercise price thereof. Each outstanding Option under the Plan which is assumed in connection with a Corporate Transaction or is otherwise to continue in effect shall be appropriately adjusted, immediately after such Corporate Transaction, to apply and pertain to the number and class of securities which would have been issued, in consummation of such Corporate Transaction, to an actual holder of the same number of shares of the Common Stock as are subject to such Option immediately prior to such Corporate Transaction. Appropriate adjustments shall also be made to the Option price payable per share, provided the aggregate Option price payable for such securities shall remain the same.

        (b)   Other Awards. In the event of a Corporate Transaction, the Committee shall, prior to the effective date of the Corporate Transaction, as to each outstanding Award (other than an Option) under the Plan either (i) make appropriate provisions for the Awards to be assumed by the successor corporation or its parent or be replaced with comparable Awards with respect to the successor corporation or its parent; (ii) provide that such Awards shall be fully vested and exercisable, as applicable, prior to such Corporate Transaction and, to the extent that such Awards (other than awards of Restricted Stock) are not exercised prior to such Corporate Transaction, shall terminate upon the consummation of the Corporate Transaction or (iii) terminate all such Awards in exchange for a cash payment equal to the then aggregate Fair Market Value of the shares subject to such Award (all Awards having been made fully exercisable as set forth below in this Section 13), less any applicable exercise price, if any.

        (c)   Determination of Comparability. The determination of comparability under this Section shall be made by the Committee and its determination shall be final, binding and conclusive.

        (d)   Other Adjustments. The class and number of securities available for issuance under the Plan on both an aggregate and per participant basis shall be appropriately adjusted by the Committee to reflect the effect of the Corporate Transaction upon the Company's capital structure.

        (e)   Termination of the Plan. In the event the Company terminates the Plan or elects to cash out Options or Stock Appreciation Rights in accordance with clauses (ii) and (iii) of paragraph (a) or (b) of this Section 13, then the exercisability of each affected Award outstanding under the Plan shall be automatically accelerated so that each such Award shall immediately prior to such Corporate Transaction, become fully vested and may be exercised prior to such Corporate Transaction for all or any portion of such Award. The Committee shall, in its discretion, determine the timing and mechanics required to implement the foregoing sentence.

14.   Acceleration Upon Corporate Change in Control

        In the event of a Corporate Change in Control then the exercisability or vesting of each Award outstanding under the Plan shall be automatically accelerated so that each such Award shall immediately prior to such Corporate Change in Control, become fully vested or exercisable for the full number of shares of the Common Stock purchasable under an Award to the extent not previously exercised and may be exercised for all or any portion of such shares within the originally prescribed term of the Award. The Committee shall, in its discretion, determine the timing and mechanics required to implement the foregoing sentence. However, an outstanding Award under the Plan shall not be accelerated under this Section if and to the extent one or more limitations imposed by the Committee at the time of grant preclude such acceleration upon a Corporate Change in Control.

15.   Rights as a Shareholder

        No person shall have any rights as a shareholder with respect to any shares of Common Stock covered by or relating to any Award until the date of issuance of such shares. Except as otherwise expressly provided in Section 3(c), no adjustment to any Award shall be made for dividends or other rights for which the record date occurs prior to the date such stock is issued.

16.   No Employment Rights; No Right to Award

        Nothing contained in the Plan or any Agreement shall confer upon any Participant any right with respect to the continuation of employment by the Company or an Affiliate or interfere in any way with the right of the Company or an Affiliate, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the Participant. No person shall have any claim or right to receive an Award hereunder. The Committee's granting of an Award to a Participant at any time shall neither require the Committee to grant any other Award to such Participant or other person at any time or preclude the Committee from making subsequent grants to such Participant or any other person.

17.   Securities Matters

        (a)   Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any shares of Common Stock pursuant to the Plan unless and until the Company is advised by its counsel that the issuance and delivery of such shares is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may require, as a condition of the issuance and delivery of shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such agreements and representations, and that any certificates bear such legends, as the Committee, in its sole discretion, deems necessary or desirable.

        (b)   The transfer of any shares of Common Stock hereunder shall be effective only at such time as counsel to the Company shall have determined that the issuance and delivery of such shares is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may, in its sole discretion, defer the effectiveness of any transfer of shares of Common Stock hereunder in order to allow the issuance of such shares to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state securities laws. The Committee shall inform the Participant in writing of its decision to defer the effectiveness of a transfer. During the period of such deferral in connection with the exercise of an Option, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

18.   Withholding Taxes

        Whenever cash is to be paid pursuant to an Award, the Company or Affiliate by which the Participant is employed shall have the right to deduct therefrom an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto. Whenever shares of Common Stock are to be delivered pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company or Affiliate by which the Participant is employed in cash an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto.

19.   Notification of Election Under Section 83(b) of the Code

        If any Participant shall, in connection with the acquisition of shares of Common Stock under the Plan, make the election permitted under Section 83(b) of the Code, such Participant shall notify the Company of such election within 10 days of filing notice of the election with the Internal Revenue Service.

20.   Notification Upon Disqualifying Disposition Under Section 421(b) of the Code

        With respect to an Incentive Stock Option, the Participant holding such Option shall notify the Company of any disposition of shares of Common Stock issued pursuant to the exercise of such Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), within 10 days of such disposition. Each Agreement with respect to an Incentive Stock Option shall require the Participant to notify the Company of any disposition of shares of Common Stock issued pursuant to the exercise of such Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), within 10 days of such disposition.

21.   Amendment or Termination of the Plan

        Except as expressly set forth in the Plan, no amendment to the Plan which (i) increases the number of shares of Common Stock issuable under the Plan (ii) materially changes the class of persons eligible to participate in the Plan, (iii) would have the effect of materially increasing the benefits accruing under the Plan to Participants or (iv) materially alters the provisions of the second paragraph of Section 4 shall be effective without approval by the shareholders of the Company. Except as set forth in the preceding sentence, the Board of Directors may, at any time, suspend or terminate the Plan or revise or amend it in any respect whatsoever; provided, however, that shareholder approval shall also be required for any such amendment if and to the extent the Board of Directors determines that such approval is appropriate for purposes of satisfying Sections 162(m) or 422 of the Code or Rule 16b-3 or other applicable law or the requirements of any securities exchange upon which the securities of the Company trade. Nothing herein shall restrict the Committee's ability to exercise its discretionary authority pursuant to Section 4, which discretion may be exercised without amendment to the Plan. No action hereunder may, without the consent of a Participant, reduce the Participant's rights under any outstanding Award. Notwithstanding anything herein to the contrary, any amendment shall be invalid if it triggers an adverse tax outcome under §409A or otherwise violates sections of the Internal Revenue Code of 1986, as amended, under which the Plan otherwise intends to comply, including, but not limited to §83, §421 and §422.

22.   Transferability

        Awards granted under the Plan shall not be transferable by a participant other than (i) by will or by the laws of descent and distribution, or (ii) with respect to Awards other than Incentive Stock Options, pursuant to a qualified domestic relations order, as defined by the Code or Title 1 of the Employee Retirement Income Security Act or the rules thereunder, or (iii) as otherwise determined by the Committee. The designation of a beneficiary of an Award by a Participant shall not be deemed a transfer prohibited by this Section. Except as provided in the preceding sentence, an Award shall be exercisable, during a Participant's lifetime, only by the Participant (or by his or her legal representative) and shall not be assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation, or other disposition of any Award contrary to the provisions of this Section, or the levy of any attachment or similar process upon an Award, shall be null and void. Upon the death of a Participant, outstanding Awards granted to such Participant may be exercised only by the executor or administrator of the Participant's estate or by a person who shall have acquired the right to such exercise by will or by the laws of descent and distribution. No transfer of an Award by will or the laws of descent and distribution shall be effective to bind the Company unless the Committee shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Award that are or would have been applicable to the Participant and to be bound by the acknowledgments made by the Participant in connection with the grant of the Award.

23.   Dissolution or Liquidation of the Company

        Upon the dissolution or liquidation of the Company other than in connection with transactions to which Section 13 is applicable, all Awards granted hereunder shall terminate and become null and void; provided, however, that if the rights hereunder of a Participant or one who acquired an Award by will or by the laws of descent and distribution have not otherwise terminated and expired, the Participant or such person shall have the right immediately prior to such dissolution or liquidation to exercise any Award granted hereunder to the extent that the right to exercise such Award has accrued as of the date immediately prior to such dissolution or liquidation. Awards of Restricted Stock that have not vested as of the date of such dissolution or liquidation shall be forfeited as of the date of such dissolution or liquidation.

24.   Effective Date and Term of Plan

        The Plan shall be subject to the requisite approval of the shareholders of the Company. In the absence of such approval, any Awards shall be null and void. Unless extended or earlier terminated by the Board of Directors, the right to grant Awards under the Plan shall terminate on the tenth anniversary of the Effective Date. No extension of the Plan shall operate to permit the grant of Incentive Stock Options following the tenth anniversary of the Effective Date. Awards outstanding at Plan termination shall remain in effect according to their terms and the provisions of the Plan.

25.   Applicable Law

        The Plan shall be construed and enforced in accordance with the law of the State of Delaware, without reference to its principles of conflicts of law.

26.   Participant Rights

        No Participant shall have any claim to be granted any award under the Plan, and there is no obligation for uniformity of treatment for Participants. Except as provided specifically herein, a Participant or a transferee of an Award shall have no rights as a shareholder with respect to any shares covered by any Award until the date of the issuance of a Common Stock certificate to him or her for such shares.

27.   Unfunded Status of Awards

        The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Agreement shall give any such Participant any rights that are greater than those of a general creditor of the Company.

28.   No Fractional Shares

        No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

29.   Beneficiary

        A Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant's estate shall be deemed to be the Participant's beneficiary.

30.   Severability

        If any provision of the Plan is held to be invalid or unenforceable, the other provisions of the Plan shall not be affected but shall be applied as if the invalid or unenforceable provision had not been included in the Plan.

31.   Certain Limitation on Awards to Ensure Compliance with Code Section 409A

        For purposes of this Plan, references to an award term or event (including any authority or right of the Company or a Participant) being "permitted" under Code Section 409A shall mean, for an award that would be subject to Code Section 409A (a "409A Award"), that the term or event will not cause the Participant to be liable for payment of interest or a tax penalty under Code Section 409A and, for an award not subject to Code Section 409A (a "Non-409A Award"), that the term or event will not cause the Award to be treated as subject to Code Section 409A. Other provisions of the Plan notwithstanding, the terms of any 409A Award and any Non-409A Award, including any authority of the Company and rights of the Participant with respect to the Award, shall be limited to those terms permitted under Code Section 409A, and any terms not permitted under Code Section 409A shall be automatically modified and limited to the extent necessary to conform with Code Section 409A. For this purpose, other provisions of the Plan notwithstanding, the Company shall have no authority to accelerate distributions relating to 409A Awards in excess of the authority permitted under Code Section 409A, and any distribution subject to Code Section 409A(a)(2)(A)(i) (separation from service) to a "key employee" as defined under Code Section 409A(a)(2)(B)(i), shall not occur earlier than the earliest time permitted under Code Section 409A(a)(2)(B)(i).

SOLICITED BY THE BOARD OF DIRECTORS OF

TRC COMPANIES, INC.

PROXY

         I (We) hereby appoint Christopher P. Vincze and Martin H. Dodd and each of them as proxies with power of substitution and revocation to vote all my (our) shares of Common Stock in TRC Companies, Inc., at a Special Meeting of Shareholders to be held July 20, 2009 at 10:00 a.m., at the Company's offices at Wannalancit Mills, 650 Suffolk Street, Lowell, Massachusetts 01854 and at any adjournments thereof: (Please place mark in one box only.)

The Board of Directors recommends a vote FOR the following proposals:

ITEM 1 — The approval of an amendment to the Company's Amended and Restated Certificate of Incorporation to increase by 10,000,000 the number of authorized shares of common stock to 40,000,000.

☐ For	☐ Against	☐ Abstain

ITEM 2 — The approval of the issuance of common stock upon conversion of the Series A Convertible Preferred Stock issued pursuant to the Stock Purchase Agreement dated June 1, 2009 as provided under the Rules of the New York Stock Exchange.

☐ For	☐ Against	☐ Abstain

ITEM 3 — The approval of amendments to the Company's 2007 Equity Incentive Plan.

☐ For	☐ Against	☐ Abstain

The Proxies named above will, in their sole discretion, vote upon such other matters as may properly come before the meeting and any adjournments thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3.

Dated	, 2009

Signature(s)

         Please sign exactly as your name or names appear on this Proxy. Joint owners should each sign. Attorneys, executors, administrators, trustees or guardians should so indicate when signing.

QuickLinks

NOTICE OF SPECIAL SHAREHOLDERS' MEETING TO BE HELD JULY 20, 2009
PROXY STATEMENT
2008 EBITDA PERFORMANCE GOALS
SUMMARY COMPENSATION TABLE
OTHER COMPENSATION
GRANTS OF PLAN BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
Potential Payments Upon Certain Termination Events
Potential Payments Upon a Termination Following a Change-of-Control
DIRECTOR COMPENSATION
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
2007 Equity Incentive Plan
APPENDIX A AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN TRC COMPANIES, INC.